EXECUTION COPY

364-DAY CREDIT AGREEMENT

dated as of September 24, 2001

among

TYSON FOODS, INC.,

as Borrower

THE LENDERS PARTY HERETO

THE CHASE MANHATTAN BANK,

as Administrative Agent

MERRILL LYNCH CAPITAL CORPORATION,

as Syndication Agent

SUNTRUST BANK,

as Documentation Agent

and

MIZUHO FINANCIAL GROUP,

RABOBANK INTERNATIONAL,

as Co-Documentation Agents

_______________________________

J.P. MORGAN SECURITIES INC.

MERRILL LYNCH & CO.,

as Co-Lead Arrangers and Joint Bookrunners

[6701-196]

TABLE OF CONTENTS

Page

Article I

Definitions and Accounting Terms

Section 1.01. Certain Defined Terms.	6
Section 1.02. Computation of Time Periods.	21
Section 1.03. Accounting Matters.	21
Section 1.04. Certain Terms	21

Article II

Amounts and Terms of the Loans

Article III

Fees; Payments; Taxes; Changes in Circumstances

Article IV

Representations and Warranties

Article V

Conditions Precedent

Section 5.01. Conditions Precedent to Effectiveness.	48
Section 5.02. Conditions Precedent to All Borrowings.	50

Article VI

Affirmative Covenants

Article VII

Negative Covenants

Article VIII

Events of Default

Section 8.01. Events of Default.	66
Section 8.02. Remedies.	69
Section 8.03. Rights Not Exclusive.	69

Article IX

The Administrative Agent

Article X

Miscellaneous

Exhibits
Exhibit 1.01	Form of Guarantee Agreement
Exhibit 2.02	Form of Notice of Borrowing
Exhibit 2.04(a)	Form of Competitive Bid Request
Exhibit 2.04(b)	Form of Competitive Bid
Exhibit 2.05(b)	Form of Committed Loan Note
Exhibit 2.05(c)	Form of Bid Note
Exhibit 2.11	Form of Notice of Conversion/Continuation
Exhibit 5.01	Forms of Opinion
Exhibit 6.09	Form of Compliance Certificate
Exhibit 10.08	Form of Assignment and Acceptance

Schedules
Schedule 1.01(a)	Commitments; Percentage Shares
Schedule 1.01(b)	Indentures
Schedule 4.02(b)	Pending Approvals
Schedule 4.05(a)	Financial Matters of Borrower
Schedule 4.05(b)	Financial Matters of IBP
Schedule 4.06	Pending Litigation
Schedule 4.07(a)	Subsidiaries
Schedule 4.07(d)	Joint Ventures/Partnerships
Schedule 4.13	Labor Matters
Schedule 4.14	Environmental Matters
Schedule 4.16	Employee Benefit Plans
Schedule 7.01/7.02	Existing Liens and Existing Indebtedness
Schedule 7.09	Existing Restrictions

364-DAY CREDIT AGREEMENT dated as of September 24, 2001, among TYSON FOODS, INC., a Delaware corporation (the "Borrower"), the banks which are or may, from time to time hereafter, become parties hereto (the "Lenders"), THE CHASE MANHATTAN BANK, as Administrative Agent (the "Administrative Agent"), MERRILL LYNCH CAPITAL CORPORATION, as Syndication Agent (the "Syndication Agent"), and SUNTRUST BANK, as Documentation Agent (the "Documentation Agent") and MIZUHO FINANCIAL GROUP and RABOBANK INTERNATIONAL, as Co-Documentation Agents (the "Co-Documentation Agents").

The parties hereto agree as follows:

ARTICLE I

Definitions and Accounting Terms

SECTION 1.01.  Certain Defined Terms. As used in this Agreement and in any Schedules and Exhibits to this Agreement, the following terms have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

      "Absolute Rate" means a fixed annual rate, expressed as a percentage.

      "Absolute Rate Bid Loan" means any Bid Loan that bears interest determined with reference to an Absolute Rate.

      "Acquisition" means the acquisition of IBP for an aggregate purchase price, together with the assumption and refinancing of Indebtedness, of approximately $4,441,000,000, subject to adjustment based on the market price of the Borrower's common stock, of which $1,608,380,640 was paid in cash (the balance of the purchase price to be paid with shares of the Borrower's Class A common stock) and $983,332,724.32 was the cash amount required to refinance the IBP Credit Agreement and certain other Indebtedness of IBP.

      "Administrative Agent" means The Chase Manhattan Bank, in its capacity as administrative agent for the Lenders, together with any successor thereto in such capacity.

      "Administrative Agent's Fee Letter" means the fee letter dated July 27, 2001, between the Borrower and the Administrative Agent.

      "Administrative Agent's Payment Office" means the address for payments set forth on the signature pages hereof in relation to the Administrative Agent or such other address as the Administrative Agent may from time to time specify in accordance with Section 10.01.

      "Administrative Questionnaire" means an Administrative Questionnaire in a form supplied by the Administrative Agent.

      "Affiliate" means, with respect to any Person, any Subsidiary of such Person and any other Person which, directly or indirectly, controls, is controlled by, or is under common control with, such Person, and includes, if such Person is a corporation, each Person who is the beneficial owner of 5% or more of such corporation's outstanding common stock. For purposes of this definition, "control" means the possession of the power to direct or cause the direction of management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

      "Agreement" means this Credit Agreement, as from time to time amended, modified or supplemented.

      "Aggregate Commitments" means the aggregate amount of the Commitments of all the Lenders as in effect from time to time.

      "Assignee" has the meaning specified in Section 10.08(b).

      "Assignment and Acceptance" means an assignment and acceptance entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.08), and accepted by the Administrative Agent, in the form of Exhibit 10.08 or any other form approved by the Administrative Agent and the Borrower.

      "Bid Borrowing" means an extension of credit hereunder consisting of one or more Bid Loans made to the Borrower on the same day by one or more Lenders.

      "Bid Loan" means a Loan made by a Lender to the Borrower pursuant to Section 2.03 and may be a LIBOR Bid Loan or an Absolute Rate Bid Loan.

      "Borrower" has the meaning specified in the preamble.

      "Borrowing" means a Committed Borrowing or a Bid Borrowing.

      "Bridge Facility" means the senior unsecured bridge credit facility of the Borrower in an aggregate principal amount of $2,500,000,000, established under the credit agreement dated as of August 3, 2001, among the Borrower, the lenders party thereto, The Chase Manhattan Bank, as administrative agent, Merrill Lynch Capital Corporation, as syndication agent, and SunTrust Bank, as documentation agent.

      "Business Day" means any day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close and, if the applicable Business Day relates to any Eurodollar Loan, means such a day on which dealings are carried on in the London interbank market.

      "CERCLA" has the meaning specified in the definition of Environmental Law.

      "COBRA" has the meaning specified in Section 4.16(k).

      "Code" means the Internal Revenue Code of 1986 (or any successor(s) thereto), as amended from time to time.

      "Commitment" means, for each Lender, as the context may require (a) the amount in dollars set forth in Schedule 1.01(a) opposite the name of such Lender under the heading "Commitment" or as otherwise set forth in any Assignment and Acceptance, as such amount may be reduced pursuant to Section 2.06 or as a result of one or more assignments pursuant to Section 10.08 or (b) the obligation of such Lender to extend credit to the Borrower hereunder in the amount specified in the immediately preceding clause (a). The initial aggregate amount of the Lenders' Commitments is $500,000,000.

      "Committed Borrowing" means an extension of credit hereunder consisting of Committed Loans made, continued or converted on the same day by the Lenders ratably according to their Percentage Shares and, in the case of Eurodollar Loans, having the same Interest Periods.

      "Committed Loan" means an extension of credit by a Lender to the Borrower pursuant to Section 2.01 and may be a Eurodollar Loan or a Reference Rate Loan.

      "Competitive Bid" means an offer by a Lender to make a Bid Loan in accordance with Section 2.04(b).

      "Competitive Bid Request" has the meaning specified in Section 2.04(a).

      "Consolidated EBITDA" means, for any period, Consolidated Net Income for such period plus (a) without duplication and to the extent deducted in determining such Consolidated Net Income, the sum of (i) Consolidated Interest Expense for such period, (ii) consolidated income tax expense for such period, (iii) all amounts attributable to depreciation and amortization for such period, (iv) extraordinary losses for such period, (v) nonrecurring merger-related charges incurred by IBP during the fiscal quarter ending September 30, 2001 not to exceed $45,000,000 and (vi) noncash charges to the extent solely attributable to unrealized losses under SFAS 133 (provided that any cash payment made with respect to any such noncash charge shall be subtracted in computing Consolidated EBITDA during the period in which such cash payment is made) and minus (b) without duplication and to the extent included in determining such Net Income, the sum of (i) any extraordinary gains for such period and (ii) noncash gains to the extent solely attributable to unrealized gains under SFAS 133 (provided that any cash received with respect to any such noncash gain shall be added in computing Consolidated EBITDA during the period in which such cash is received), all determined on a consolidated basis in accordance with GAAP; provided that for the purposes of determining the ratios set forth in Sections 7.13 and 7.14, Consolidated EBITDA in respect of any period of time prior to the date that IBP becomes a Subsidiary of the Borrower shall be deemed to equal the combined historical Consolidated EBITDA of the Borrower and IBP for such period; provided further that for the purposes of determining the ratio set forth in Section 7.13, if the Borrower or any of its consolidated Subsidiaries has made any Material Acquisition or Material Disposition during the period of four consecutive fiscal quarters ended on the date on which the most recent fiscal quarter ended, Consolidated EBITDA for the relevant period for testing compliance shall be calculated after giving pro forma effect thereto as if such Material Acquisition or Material Disposition had occurred on the first day of the relevant period for testing compliance. As used in this definition, "Material Acquisition" means any acquisition or series of related acquisitions of property that (a) constitutes all or substantially all of the Stock or all or substantially all of the assets of any Person or comprises all or substantially all of any operating unit of a business and (b) involves consideration in excess of $100,000,000; and "Material Disposition" means any sale, transfer, lease or other disposition or series of related sales, transfers, leases or other dispositions of property that (x) constitutes all or substantially all of the Stock or all or substantially all of the assets of any Subsidiary of the Borrower or involves assets comprising all or substantially all of any operating unit of a business of the Borrower or any of its Subsidiaries and (y) yields gross proceeds to the Borrower or any of its Subsidiaries in excess of $100,000,000.

      "Consolidated Interest Expense" means, for any period, the interest expense (including imputed interest expense in respect of capital lease obligations) of the Borrower and its consolidated Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP; provided that, until such time as IBP shall have been a Subsidiary of the Borrower for 365 days, for the purposes of determining the ratios set forth in Sections 7.13 and 7.14, Consolidated Interest Expense at any date (the "Calculation Date") shall be calculated on an annualized basis, and shall be equal to (A) the amount of interest expense (including imputed interest expense in respect of capital lease obligations) of the Borrower and its consolidated Subsidiaries for the period from the date that IBP becomes a Subsidiary of the Borrower to the Calculation Date, multiplied by (B) a fraction, the numerator of which is equal to 365 and the denominator of which is equal to the number of days in such period.

      "Consolidated Net Income" means, for any period, the consolidated net income (or loss) of the Borrower and its consolidated Subsidiaries for such period (taken as a single accounting period) determined in conformity with GAAP, excluding (to the extent otherwise included therein) any gains or losses, together with any related provision for taxes, realized upon any sale of assets other than in the ordinary course of business; provided, however, that there shall be excluded therefrom the net income (or loss) of any Person accrued prior to the earlier of the date such Person becomes a Subsidiary of the Borrower or is merged into or consolidated with the Borrower or any of its Subsidiaries or such Person's assets are acquired by the Borrower or any of its Subsidiaries; provided further however that for purposes of the definition of Consolidated Net Income Available for Restricted Payments, Consolidated Net Income shall be calculated as if IBP and its consolidated Subsidiaries were consolidated Subsidiaries of the Borrower on and after January 1, 2001.

      "Consolidated Net Income Available for Restricted Payments" means an amount equal to (i) the sum of $100,000,000 plus 80% (or minus 100% in case of consolidated net loss) of Consolidated Net Income for the period (taken as one accounting period) commencing January 1, 2001 and terminating on the fiscal quarter of the Borrower immediately preceding the date of any proposed Restricted Payment, less (ii) the sum of (A) the aggregate amount of all dividends (other than dividends payable solely in Stock of the Borrower) and other distributions paid or declared by the Borrower (for all periods on or after January 1, 2001) or IBP (for the period from January 1, 2001 through the effective date of the Merger and excluding dividends or other distributions made to the Borrower) on any class of its Stock and (B) the excess (if any) of the aggregate amount expended, directly or indirectly, by the Borrower (for all periods on or after January 1, 2001) or by IBP (for the period from January 1, 2001 through the effective date of the Merger) for the redemption, purchase or other acquisition of any shares of its Stock, over the aggregate net amount of any cash or cash equivalents received by the Borrower (for all periods on or after January 1, 2001) or IBP (for the period from January 1, 2001 through the effective date of the Merger) as consideration for the sale of any shares of its Stock.

      "Contractual Obligation" means, as to any Person, any provision of any security issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument, document or agreement to which such Person is a party or by which it or any of its property is bound.

      "Controlled Group" means, with respect to any Person, all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) which are under common control with such Person and which, together with such Person, are treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

      "Debt Rating" means the actual or implied rating as most recently assigned to the Index Debt or the Short-Term Index Debt by Moody's or S&P, as the case may be.

      "Default" means any event or condition which, with the giving of notice or the lapse of time, or both, would become an Event of Default.

      "Effective Date" means the date on which all conditions precedent set forth in Section 5.01 are satisfied (or waived in accordance with Section 10.02).

      "Environmental Claim" means any claim, however asserted, by any Governmental Authority or other Person alleging potential liability for violation of any Environmental Law or for release or injury to the environment or threat to public health, personal injury (including sickness, disease or death), property damage, natural resources damage, or otherwise alleging liability for damages, punitive damages, cleanup costs, removal costs, remedial costs, response costs, restitution, civil or criminal penalties, injunctive relief, or other type of relief, resulting from or based upon (a) the presence, placement, discharge, emission or release (including intentional and unintentional, negligent and non-negligent, sudden or non-sudden, accidental or non-accidental placement, spill, leaks, discharges, emissions or releases) of any Hazardous Material at, in or from property, whether or not owned by the Borrower or any of its Subsidiaries, or (b) any other circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

      "Environmental Law" means the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. ' 9601 et seq.) ("CERCLA"), the Hazardous Material Transportation Act (49 U.S.C. ' 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. ' 6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. ' 1251 et seq.), the Clean Air Act (42 U.S.C. ' 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. ' 2601 et seq.) and the Occupational Safety and Health Act (29 U.S.C. ' 651 et seq.) ("OSHA"), as

       such laws have been or hereafter may be amended, modified or supplemented, and any and all analogous future federal, or present or future state or local, statutes and the regulations promulgated pursuant thereunder.

      "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time and all regulations promulgated thereunder.

      "ERISA Event" means, with respect to any Person, (a) a Reportable Event (other than a Reportable Event not subject to the provision for 30-day notice to the PBGC under regulations issued under Section 4043 of ERISA); (b) the withdrawal of such Person or any member of its Controlled Group from a Plan during a plan year in which it was a "substantial employer" as defined in Section 4001(a)(2) of ERISA; (c) the filing of a notice of intent to terminate a Plan or the treatment of a Plan amendment as a termination under Section 4041 of ERISA; (d) the institution of proceedings to terminate a Plan by the PBGC; (e) the failure to make required contributions which would result in the imposition of a Lien under Section 412 of the Code or Section 302 of ERISA; and (f) any other event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan or the imposition of any liability under Title IV of ERISA other than PBGC premiums due but not delinquent under Section 4007 of ERISA.

      "Eurocurrency Liabilities" has the meaning assigned to that term in Regulation D of the Federal Reserve Board, as in effect from time to time.

      "Eurodollar Loan" means any Committed Loan that bears interest at a rate determined with reference to LIBOR.

      "Eurodollar Reserve Percentage" means, with respect to any Interest Period for any Eurodollar Loan made by any Lender, the reserve percentage applicable during such Interest Period (or if more than one such percentage shall be so applicable, the daily average of such percentages for those days in such Interest Period during which any such percentage shall be so applicable) under regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) for such Lender with respect to liabilities or assets consisting of or including Eurocurrency Liabilities having a term equal to such Interest Period.

      "Event of Default" has the meaning specified in Section 8.01.

      "Excess Margin Stock" means that portion, if any, of the Margin Stock owned by the Borrower and its Subsidiaries that must be excluded from the restrictions imposed by Section 7.01 and Section 7.07 in order for the value (determined in accordance with Regulation U) of the Margin Stock subject to such Sections to account for less than 25% of the aggregate value (as so determined) of all assets subject to such Sections.

      "Existing Credit Agreement" means the Fourth Amended and Restated Credit Agreement dated as of May 26, 1995, as amended, among the Borrower and the banks and agents party thereto.

      "Federal Funds Rate" means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent.

      "Federal Reserve Board" means the Board of Governors of the Federal Reserve System.

      "Five-Year Credit Agreement" means the Five-Year Credit Agreement dated as of September 24, 2001, among the Borrower, the banks from time to time party thereto, The Chase Manhattan Bank, as administrative agent, Merrill Lynch Capital Corporation, as syndication agent, and SunTrust Bank, as documentation agent and Mizuho Financial Group and Rabobank International, as co-documentation agents.

      "Form W-8BEN" has the meaning specified in Section 3.05(f)(i)(B).

      "Form W-8ECI" has the meaning specified in Section 3.05(f)(i)(A).

      "GAAP" means accounting principles generally accepted in the United States of America as set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, or in such other statements by such other entity as may be in general use by significant segments of the accounting profession, which are applicable to the circumstances as of the date of determination.

      "Governmental Authority" means any nation or government, any state or other political subdivision thereof and any central bank (or similar monetary or regulatory authority) thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

      "Guarantee Agreement" means the Guarantee Agreement, substantially in the form of Exhibit 1.01, made by IBP for the benefit of the Administrative Agent and the Lenders.

      "Hazardous Materials" means all those substances which are regulated by, or which may form the basis of liability under, any Environmental Law, including all substances identified under any Environmental Law as a pollutant, contaminant, waste, solid waste, hazardous waste, hazardous constituent, special waste, hazardous substance, hazardous material, or toxic substance, or petroleum or petroleum derived substance or waste.

      "Hedging Agreement" means any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.

      "IBP" means IBP, inc., a Delaware corporation.

      "IBP Credit Agreement" means the $950,000,000 Nine-Month Credit Agreement dated as of December 20, 2000, among IBP, the banks party thereto, Bank of America, N.A., as Syndication Agent, and U.S. Bank National Association, as Administrative Agent, as amended.

      "Indebtedness" of any Person means, without duplication, (a) all indebtedness for borrowed money or for the deferred purchase price of property or services (including reimbursement and all other obligations with respect to surety bonds, letters of credit and bankers' acceptances, whether or not matured); (b) all obligations evidenced by notes, bonds, debentures or similar instruments; (c) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property); (d) all obligations under leases which have been or should be, in accordance with GAAP, recorded as capital leases; (e) all net obligations with respect to Hedging Agreements; (f) all direct or indirect guaranties in respect of any obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clause (a), (b), (c), (d) or (e) above; and (g) all Indebtedness referred to in clause (a), (b), (c), (d) or (e) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including accounts and contracts rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness; provided, however, that if any Indebtedness of any type referred to above is supported by another type of Indebtedness referred to above, such Indebtedness shall not be considered more than once for the purposes of this definition.

      "Indebtedness for Borrowed Money" means the sum of all Indebtedness of the Borrower and its consolidated Subsidiaries of the type referred to in paragraphs (a), (b) and (d) of the definition of Indebtedness plus all obligations of the Borrower and its consolidated Subsidiaries under the Receivables Facility.

      "Indemnified Party" has the meaning specified in Section 10.05(a).

      "Indentures" means the indentures, including supplements and/or board resolutions establishing series of debt thereunder, and note agreements of the Borrower and IBP and their Subsidiaries listed on Schedule 1.01(b).

      "Index Debt" means senior, unsecured, long-term indebtedness for borrowed money of the Borrower that is not guaranteed by any other Person or subject to any other credit enhancement.

      "Insolvency Proceeding" means (a) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors or (b) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors or other similar arrangement in respect of the creditors of any Person generally or any substantial portion of the creditors of such Person; in each case undertaken under United States Federal or State law or foreign law.

      "Interest Payment Date" means (a) with respect to any Eurodollar Loan or Bid Loan, the last day of each Interest Period applicable to such Eurodollar Loan or Bid Loan and (i) with respect to any Interest Period of six months duration for any Eurodollar Loan, the date which falls three months after the beginning of such Interest Period, and (ii) with respect to any Bid Loan, such intervening date prior to the maturity thereof as may be agreed between the Borrower and the applicable Lender and (b) with respect to any Reference Rate Loan, the last day of each calendar quarter.

      "Interest Period" means,

      (a) with respect to any Eurodollar Loan, the period commencing on the Business Day such Eurodollar Loan is disbursed or on the date on which a Reference Rate Loan is converted into a Eurodollar Loan and ending on the date 14 days or one, two, three or six months thereafter, in its Notice of Borrowing or Notice of Conversion/Continuation; and

      (b) with respect to any Bid Loan, the period specified by the Borrower in the relevant Competitive Bid Request;

      provided, however, that:

      (i) in the case of the continuation of a Eurodollar Loan pursuant to Section 2.11(b), the Interest Period applicable after the continuation of such Loan shall commence on the last day of the preceding Interest Period;

      (ii) if any Interest Period applicable to a Eurodollar Loan would otherwise end on a day which is not a Business Day, that Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

      (iii) any Interest Period applicable to a Eurodollar Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

      (iv) no Interest Period for any Loan shall extend beyond the Maturity Date.

      "IRS" means the Internal Revenue Service of the United States of America.

      "Lender" has the meaning specified in the preamble and includes each Lender listed on the signature pages hereof and each Person which becomes a Lender pursuant to Section 10.08.

      "Lender Affiliate" means, (a) with respect to any Lender, (i) an Affiliate of such Lender or (ii) any entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by a Lender or an Affiliate of such Lender and (b) with respect to any Lender that is a fund which invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

      "Lending Office" means, with respect to any Lender, the office or offices of such Lender as specified in such Lender's Administrative Questionnaire delivered to the Administrative Agent.

      "Level I Status" exists at any date if, at such date (a) the Debt Rating for the Index Debt is BBB+ (or the equivalent) or higher by S&P and Baa1 (or the equivalent) or higher by Moody's and (b) the Debt Rating for the Short-Term Index Debt is rated A2 or higher by Moody's and P2 or higher by S&P.

      "Level II Status" exists at any date if, at such date (a) the Debt Rating for the Index Debt is BBB (or the equivalent) by S&P and Baa2 (or the equivalent) by Moody's and (b) the Debt Rating for the Short-Term Index Debt is rated A2 or higher by Moody's and P2 or higher by S&P.

      "Level III Status" exists at any date if, at such date (a) the Debt Rating for the Index Debt is BBB- (or the equivalent) by S&P and Baa3 (or the equivalent) by Moody's or (b) (i) the Debt Rating for the Short-Term Index Debt is rated lower than A2 by Moody's or lower than P2 by S&P and (ii) neither Level IV Status nor Level V Status exists.

      "Level IV Status" exists at any date if, at such date the Debt Rating for the Index Debt is BB+ (or the equivalent) by S&P and Ba1 (or the equivalent) by Moody's.

      "Level V Status" exists at any date if, at such date the Debt Rating for the Index Debt is BB (or the equivalent) or lower by S&P or Ba2 (or the equivalent) or lower by Moody's.

      "Leverage Ratio" means, at any date of determination, the ratio of (a) Indebtedness for Borrowed Money at such date to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters for which financial statements have most recently been delivered under Section 6.09(a) or (b).

      "LIBOR" means, with respect to any Eurodollar Loan or LIBOR Bid Loan for any Interest Period, the rate appearing on Page 3750 of the Telerate Service (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the "LIBOR" with respect to such Eurodollar Loan or LIBOR Bid Loan for such Interest Period shall be the rate at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

      "LIBOR Bid Loan" means any Bid Loan that bears interest at a rate determined with reference to LIBOR.

      "LIBOR Bid Margin" has the meaning specified in Section 2.04(b)(ii)(B).

      "Lien" means any lien, charge, security interest or encumbrance or any other type of preferential arrangement (including liens or retained security titles of conditional vendors and capitalized leases but excluding any right of set-off).

      "Loan" means an extension of credit by a Lender pursuant to Article II and may be a Committed Loan or a Bid Loan.

      "Loan Documents" means this Agreement, the Guarantee Agreement, any promissory notes delivered pursuant to this Agreement, the Notices of Borrowing, the Notices of Conversion/Continuation and the Competitive Bid Requests.

      "Majority Lenders" means at any time (i) Lenders holding more than 50% of the Commitments or (ii) after the Commitments expire or terminate or the Loans become due and payable pursuant to Article VIII or for purposes of declaring the Loans to be due and payable pursuant to Article VIII, Lenders holding more than 50% of the outstanding Loans, including outstanding Bid Loans.

      "Margin Stock" shall have the meaning given such term under Regulation U.

      "Material Adverse Effect" means (a) an adverse change in, or an adverse effect upon, the financial condition, business, prospects or properties of the Borrower or the Borrower and its Subsidiaries taken as a whole; (b) any material adverse change in the rights or remedies of the Lenders under the Loan Documents or the ability of the Borrower to perform its obligations under any of the Loan Documents; or (c) any material adverse change in the legality, validity or enforceability of any Loan Document.

      "Maturity Date" means the first anniversary of the Termination Date.

      "Merger" means the merger of IBP with and into Merger Co. in accordance with the Merger Agreement.

      "Merger Agreement" means the Agreement and Plan of Merger dated as of January 1, 2001, among IBP, the Borrower and Merger Co., as modified by the Stipulation and Order dated June 27, 2001, with no changes therefrom adverse to the Lenders.

      "Merger Co." means Lasso Acquisition Corporation, a Delaware corporation and a wholly-owned Subsidiary of the Borrower.

      "Moody's" means Moody's Investors Service, Inc. or any successor to the rating agency business thereof.

      "Multiemployer Plan" means, with respect to any Person, at any time, a "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA and to which such Person or any member of its Controlled Group is making, or is obligated to make contributions or has made, or been obligated to make, contributions.

      "Net Worth" means, with respect to any Person, at any date of determination, shareholders' equity as determined in accordance with GAAP.

      "Notice of Borrowing" has the meaning specified in Section 2.02(a).

      "Notice of Conversion/Continuation" has the meaning specified in Section 2.11(b).

      "Obligations" means all Loans, other Indebtedness, advances, debts, liabilities, obligations, covenants and duties owing by the Borrower to any Lender, the Administrative Agent, any Affiliate of any of the foregoing or any Indemnified Party, of any kind or nature, present or future, whether or not evidenced by any note, guaranty or other instrument, arising under this Agreement or under any other Loan Document, whether or not for the payment of money, whether arising by reason of an extension of credit, loan, guaranty, indemnification, or in any other manner, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired. The term "Obligations" includes all interest, charges, expenses, fees, attorneys' fees and disbursements (including the allocated cost of in-house counsel) and any other sum chargeable to the Borrower under this Agreement or any other Loan Document.

      "OSHA" has the meaning specified in the definition of Environmental Laws.

      "Other Taxes" has the meaning specified in Section 3.05(b).

      "Participant" has the meaning specified in Section 10.08(e).

      "PBGC" means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

      "Percentage Share" means, as to any Lender, at any time, such Lender's percentage share of the Aggregate Commitments, as set forth opposite such Lender's name in Schedule 1.01(a) under the heading "Percentage Share" or set forth in any Assignment and Acceptance delivered pursuant to Section 10.08, as such percentage may be modified from time to time in connection with any assignment of the Commitment of such Lender in accordance with the terms hereof.

      "Permitted Disposition" means, any disposition (except as otherwise permitted under Section 7.07) made by the Borrower or any of its Subsidiaries of any of its assets if the net income for the most recently completed four fiscal quarter period for which financial statements have been delivered pursuant to Section 6.09(a) or (b) derived from the assets subject to such disposition together with the net income for such period derived from all other assets sold or otherwise disposed of during or after such period does not exceed 10% of Consolidated Net Income (calculated as if the Merger had occurred as of the Effective Date) for such period.

      "Permitted Investments" means:

      (a) securities issued or fully guaranteed or insured by the United States Government or any agency thereof and backed by the full faith and credit of the United States of America having maturities of not more than one year from the date of acquisition;

      (b) certificates of deposit, time deposits, Eurodollar time deposits, overnight bank deposits, repurchase agreements, reverse repurchase agreements or bankers' acceptances, having in each case a tenor of not more than one year issued by any Lender, or by any United States commercial bank or any branch or agency of a non-United States bank licensed to conduct business in the United States of America having a combined capital and surplus of not less than $500,000,000 whose short term securities are rated at least A-1 by S&P and P-1 by Moody's;

      (c) commercial paper of an issuer rated at least A-1 by S&P or P-1 by Moody's and in either case having a tenor of not more than 270 days; and

      (d) money-market funds invested in short-term securities rated at least as provided in clause (b) above.

      "Permitted Lien Basket" means 10% of Total Capitalization.

      "Permitted Liens" has the meaning specified in Section 7.01.

      "Person" means an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture or Governmental Authority.

      "Plan" means, with respect to the Borrower or any member of its Controlled Group, at any time, an employee pension benefit plan as defined in Section 3(2) of ERISA (including a Multiemployer Plan) that is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code and is maintained for the employees of such Person or any member of its Controlled Group.

      "Priority Debt" means (a) any Indebtedness secured by a Lien (including in connection with capital leases or other financing leases) encumbering any asset of the Borrower or any of its Subsidiaries, (b) any Indebtedness of any Subsidiary of the Borrower (other than Indebtedness of IBP under the Guarantee Agreement, Indebtedness of IBP owed to the Borrower and Indebtedness (in an amount not to exceed the amount of the guarantee of the Obligations under the Guarantee Agreement) of IBP), (c) any receivables purchase transaction involving receivables of the Borrower or any of its Subsidiaries or any other securitization of assets of the Borrower or any of its Subsidiaries and (d) any sale-leaseback transaction involving assets of the Borrower or any of its Subsidiaries.

      "Receivables Bridge Facility" means the senior unsecured bridge credit facility of the Borrower in an aggregate principal amount of $350,000,000, established under the credit agreement dated as of August 3, 2001, among the Borrower, the lenders party thereto and The Chase Manhattan Bank, as administrative agent.

      "Receivables Facility" means an accounts receivable securitization established by the Borrower in an aggregate principal amount of up to $750,000,000.

      "Reference Rate" means the higher of (a) the Federal Funds Rate plus 1/2% and (b) the rate of interest (the "Prime Rate") publicly announced from time to time by the Administrative Agent, as its prime rate in effect at its principal office in New York City. Any change in the Prime Rate shall take effect at the opening of business on the day specified in the public announcement of such change.

      "Reference Rate Loan" means any Committed Loan that bears interest at a rate determined with reference to the Reference Rate.

      "Register" has the meaning specified in Section 10.08(c).

      "Regulation U" shall mean Regulation U of the Board of Governors of the Federal Reserve System of the United States of America as from time to time in effect and all official rulings and interpretations thereunder or thereof.

      "Reportable Event" means any of the events set forth in Section 4043(b) of ERISA or the regulations thereunder.

      "Replacement Lender" has the meaning specified in Section 3.13(b).

      "Requirement of Law" means, with respect to any Person, the charter and by-laws or other organizational or governing documents of such Person, and any law, rule or regulation (including Environmental Laws and ERISA) or order, decree or other determination of an arbitrator or a court or other Governmental Authority applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

      "Responsible Officer" means, with respect to any Person, the Chief Executive Officer, the President, the Chief Financial Officer, the Treasurer, the Assistant Treasurer or the Secretary of such Person.

      "Restricted Payment" means any dividend (other than dividends payable solely in Stock of the Borrower and dividends paid by any wholly-owned Subsidiary of the Borrower to the Borrower or any other wholly-owned Subsidiary of the Borrower) or any other distribution with respect to any Stock of the Borrower or any of its Subsidiaries, whether now or hereafter outstanding, or any payment on account of the purchase, acquisition, redemption or other retirement, directly or indirectly, of any shares of such Stock (other than the purchase of Stock in the ordinary course in connection with employee benefit plans of the Borrower or its Subsidiaries, including employee stock purchase plans and stock option plans).

      "Short-Term Index Debt" means senior, unsecured short-term Indebtedness for borrowed money of the Borrower that is not guaranteed by any other Person or subject to any other credit enhancement.

      "S&P" means Standard & Poor's Ratings Group or any successor to the rating agency business thereof.

      "Solvent" means, with respect to any Person, that the fair value of the assets of such Person (both at fair valuation and at present fair saleable value) is, on the date of determination, greater than the total amount of liabilities (including contingent and unliquidated liabilities) of such Person as of such date and that, as of such date, such Person is able to pay all liabilities of such Person as such liabilities mature and such Person does not have unreasonably small capital with which to carry on its business. In computing the amount of contingent or unliquidated liabilities at any time, such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

      "Stock" means all shares, options, interests, participations or other equivalents (regardless of how designated) of or in a corporation or other entity, whether voting or non-voting, of any class and includes, common stock, preferred stock or warrants or options for any of the foregoing.

      "Subsidiary" means, with respect to any Person, any corporation more than 50% of whose stock having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation is at the time owned by such Person, directly or indirectly through one or more Subsidiaries. At all times on and after the date of the Acquisition, IBP and its Subsidiaries will constitute Subsidiaries of the Borrower.

      "Taxes" has the meaning specified in Section 3.05(a).

      "Tender Offer" means the Offer (as defined in the Merger Agreement) of the Borrower and Merger Co. to acquire 50.1% of the issued and outstanding shares of IBP common stock.

      "Termination Date" means September 23, 2002.

      "Total Capitalization" means, at any date, the sum of (a) the aggregate amount of Indebtedness for Borrowed Money and (b) Net Worth of the Borrower and its consolidated Subsidiaries.

      "Transactions" means the execution, delivery and performance by the Borrower of this Agreement and the other Loan Documents, the borrowing of Loans and the use of the proceeds thereof, the Acquisition, the Merger and the assumption and refinancing of Indebtedness and the other transactions contemplated by the Borrower to be effected in connection therewith.

      "Tyson Limited Partnership" means that certain Delaware limited partnership of the same name of which Mr. Don Tyson is the Managing General Partner.

SECTION 1.02.  Computation of Time Periods.  In this Agreement, in the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each means "to but excluding".

SECTION 1.02.  Accounting Matters.  Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Majority Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. IBP and its Subsidiaries will be deemed to be consolidated Subsidiaries of the Borrower at all times on and after the date of the Acquisition.

SECTION 1.04.  Certain Terms.  The words "herein," "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole, including the Exhibits and Schedules hereto, as the same may from time to time be amended, supplemented, amended and restated or otherwise modified and not to any particular Article, Section, paragraph or clause in this Agreement. The word "includes" and "including" when used herein is not intended to be exclusive and means "includes, without limitation" and "including, without limitation." References herein to an Article, Section, paragraph or clause shall refer to the appropriate Article, Section, paragraph or clause in this Agreement.

ARTICLE II

Amounts and Terms of the Loans

SECTION 2.01  Amounts and Terms of Commitments. Each Lender severally agrees, on the terms and subject to the conditions hereinafter set forth, to make Committed Loans to the Borrower (each such Loan, a "Committed Loan") from time to time on any Business Day during the period from the Effective Date to the Termination Date, in an aggregate principal amount not to exceed at any time outstanding such Lender's Commitment; provided, however, that after giving effect to any Borrowing of Committed Loans, (a) the aggregate principal amount of all outstanding Committed Loans plus (b) the aggregate principal amount of all outstanding Bid Loans shall not exceed the Aggregate Commitments. Within the limits of each Lender's Commitment, the Borrower may on and prior to the Termination Date borrow under this Section 2.01, prepay pursuant to Section 2.07 and reborrow pursuant to this Section 2.01. Loans repaid or prepaid after the Termination Date may not be reborrowed.

SECTION 2.02  Procedure for Committed Borrowing.

(a) Each Committed Borrowing shall be made upon the irrevocable notice of the Borrower, received by the Administrative Agent not later than 12:00 noon (New York City time) (i) three Business Days prior to the date of the proposed Borrowing, in the case of Eurodollar Loans; and (ii) one Business Day prior to the date of the proposed Borrowing, in the case of Reference Rate Loans; provided, however, that in case of a Committed Borrowing of Reference Rate Loans after the cancellation of a Bid Borrowing pursuant to Section 2.04(c)(i), the Borrower may give such notice to the Administrative Agent not later than 11:00 a.m. (New York City time) on the date of such Committed Borrowing. Each such notice of a Committed Borrowing (a "Notice of Borrowing") shall be in writing (including by facsimile confirmed immediately by telephone), in substantially the form of Exhibit 2.02 specifying:

      (i) the requested borrowing date, which shall be a Business Day;

      (ii) the aggregate amount of the Borrowing, which (A) shall not exceed the unused portion of the Aggregate Commitments and (B) shall be a minimum amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof;

      (iii) whether the Borrowing is to be comprised of Eurodollar Loans or Reference Rate Loans; and

      (iv) if the Borrowing is to be comprised of Eurodollar Loans, the duration of the initial Interest Period applicable to such Loans. If the Notice of Borrowing shall fail to specify the duration of the initial Interest Period for any Borrowing comprised of Eurodollar Loans, such Interest Period shall be three months.

      (b) Upon receipt of a Notice of Borrowing, the Administrative Agent shall promptly notify each Lender thereof and of the amount of such Lender's Percentage Share of such Borrowing.

      (c) Each Lender shall make the amount of its Percentage Share of the Committed Borrowing available to the Administrative Agent for the account of the Borrower at the Administrative Agent's Payment Office by 12:00 noon (New York City time) on the borrowing date requested by the Borrower in funds immediately available to the Administrative Agent. Unless any applicable condition specified in Article V has not been satisfied, the Administrative Agent will make the funds so received from the Lenders promptly available to the Borrower by crediting the account of the Borrower on the books of the Administrative Agent (or such other account as shall have been specified by the Borrower) with the aggregate amount made available to the Administrative Agent by the Lenders and in like funds as received by the Administrative Agent.

      (d) After giving effect to any Committed Borrowing, there shall not be more than twelve different Interest Periods in effect in respect of all Committed Loans together.

SECTION 2.03.  Bid Borrowings. In addition to Committed Borrowings pursuant to Section 2.01, each Lender severally agrees that the Borrower may, as set forth in Section 2.04, from time to time on any Business Day during the period from the Effective Date to the Termination Date, request the Lenders to submit offers to make Bid Loans to the Borrower; provided, however, that the Lenders may, but shall have no obligation to, submit such offers and the Borrower may, but shall have no obligation to, accept any such offers; and provided, further, that at no time shall the sum of (a) the aggregate principal amount of all outstanding Bid Loans made by all Lenders plus (b) the aggregate principal amount of all outstanding Committed Loans exceed the Aggregate Commitments.

SECTION 2.04.  Procedure for Bid Borrowings.

(a) The Borrower may request a Bid Borrowing hereunder by delivering to the Administrative Agent and each Lender by facsimile not later than 12:00 noon (New York City time) (i) three Business Days prior to the date of the proposed Borrowing, in the case of LIBOR Bid Loans; and (ii) one Business Day prior to the date of the proposed Borrowing, in the case of Absolute Rate Bid Loans, a solicitation for Bid Loans (a "Competitive Bid Request"), in substantially the form of Exhibit 2.04(a), specifying:

      (i) the requested borrowing date, which shall be a Business Day;

      (ii) the aggregate amount of the Borrowing, which shall be a minimum amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof;

      (iii) whether the Bid Loans requested are LIBOR Bid Loans or Absolute Rate Bid Loans;

      (iv) the duration of the Interest Period applicable to such Bid Loans, which shall be not less than five days and not more than 183 days and which shall not extend beyond the Termination Date; and

      (v) any other terms to be applicable to such Bid Loans.

      (b) (i) Each Lender may, in response to a Competitive Bid Request, in its discretion, irrevocably submit to the Borrower a Competitive Bid containing an offer or offers to make one or more Bid Loans. Each Competitive Bid must be submitted to the Borrower by facsimile before 10:00 a.m. (New York City time) (i) two Business Days prior to the proposed date of Borrowing, in the case of a request for LIBOR Bid Loans and (ii) on the proposed date of Borrowing, in the case of a request for Absolute Rate Bid Loans.

      (ii) Each Competitive Bid shall be in substantially the form of Exhibit 2.04(b), specifying:

      (A) the minimum amount of each Bid Loan for which such Competitive Bid is being made, which shall be $5,000,000 or an integral multiple of $1,000,000 in excess thereof, and the maximum amount thereof, which may not exceed the principal amount of Bid Loans for which Competitive Bids were requested (but which may exceed such Lender's Commitment);

      (B) the rate or rates of interest per annum offered for each Bid Loan, which, in the case of a LIBOR Bid Loan, shall be expressed as a percentage (rounded to the nearest 1/100%) to be added to or subtracted from the applicable LIBOR (the "LIBOR Bid Margin");

      (C) the applicable Interest Period for each Bid Loan offered by it; and

      (D) the identity and the applicable Lending Office of the quoting Lender.

      (iii) Any Competitive Bid shall be disregarded if it:

      (A) is not substantially in conformity with Exhibit 2.04(b) or does not specify all of the information required by clause (ii) above;

      (B) contains qualifying, conditional or similar language;

      (C) proposes terms other than or in addition to those set forth in the applicable Competitive Bid Request; or

      (D) arrives after the time set forth in clause (i) above.

      (c) Not later than 11:00 a.m. (New York City time) (i) two Business Days prior to the proposed date of Borrowing, in the case of LIBOR Bid Loans and (ii) on the date of such Bid Borrowing, in the case of Absolute Rate Loans, the Borrower shall either

      (i) cancel such Borrowing by giving the Administrative Agent and the Lenders notice thereof (which notice may be given by telephone, confirmed by facsimile); or

      (ii) accept one or more of the offers made by any Lender or Lenders pursuant to paragraph (b) above, in its sole discretion, by giving notice (which notice may be given by telephone, confirmed by facsimile) (A) to such Lender or Lenders of the amount of each Bid Loan (which amount shall be equal to or greater than the minimum amount, and equal to or less than the maximum amount, notified to the Borrower by such Lender for such Bid Loan pursuant to paragraph (b) above) to be made by each such Lender as part of such Bid Borrowing, and reject any remaining offers made by the Lenders and give notice to that effect, and (B) to the Administrative Agent of the date of such Borrowing and the aggregate amount thereof (which may not exceed the applicable amount set forth in the related Competitive Bid Request); provided, however, that acceptance by the Borrower of offers may only be made on the basis of ascending LIBOR Bid Margins or Absolute Rates within each Interest Period; and, provided, further, that if offers are made by two or more Lenders with the same LIBOR Bid Margins or Absolute Rates for a greater aggregate principal amount than the amount for which such offers are accepted for the related Interest Rate Period, the principal amount of Bid Loans accepted shall be allocated by the Borrower among such Lenders as nearly as possible (in multiples not less than $1,000,000) in proportion to the aggregate principal amount of such offers;

      provided, however, that in the event the Borrower does not, before the time stated above, either cancel the proposed Bid Borrowing pursuant to clause (i) above or accept one or more of the offers pursuant to clause (ii) above, such Bid Borrowing shall be deemed cancelled and provided further, that in the event the Borrower accepts one or more of the offers pursuant to clause (ii) above but does not expressly reject or accept the remaining offers, such remaining offers shall be deemed rejected.

      (d) (i) If the Borrower accepts one or more of the offers to make Bid Loans made by any Lender or Lenders pursuant to paragraph (c)(ii) above, each such Lender shall, subject to the satisfaction of the conditions precedent specified in Section 5.02, before 12:00 noon (New York City time) on the date of the Bid Borrowing, make available to the Borrower at such Lender's Lending Office such Lender's portion of such Bid Borrowing in same day funds.

      (ii) Promptly after accepting a Bid Loan offer on the date of each Bid Borrowing, the Borrower shall notify the Administrative Agent of (1) the aggregate amount of Bid Loans made in connection with such Bid Borrowing (which amount may not exceed the amount requested pursuant to Section 2.04(a)(ii)), (2) each date on which any Bid Loan shall mature, (3) the principal amount of Bid Loans which shall mature on each such date, (4) the highest and the lowest Competitive Bid submitted by the Lenders in connection with each Competitive Bid Request, and (5) the highest and the lowest Competitive Bid accepted by the Borrower.

      (e) Upon being notified by the Borrower of the amount of, and the applicable Interest Period for, any LIBOR Bid Loan, the Administrative Agent shall determine LIBOR (as provided in the definition of LIBOR) and give prompt notice to the Borrower and the relevant Lender or Lenders thereof.

SECTION 2.05.  Evidence of Indebtedness.

(a)  Each Lender, with respect to amounts payable to it hereunder, and the Administrative Agent, with respect to all amounts payable hereunder, shall maintain on its books in accordance with its usual practice, loan accounts, setting forth each Committed Loan, and, in the case of each Lender having made a Bid Loan, each such Bid Loan, the applicable interest rate and the amounts of principal, interest and other sums paid and payable by the Borrower from time to time hereunder with respect thereto; provided, however, that the failure by any Lender to record any such amount on its books shall not affect the obligations of the Borrower with respect thereto. In the case of any dispute, action or proceeding relating to any amount payable hereunder, the entries in each such account shall be conclusive evidence of such amount absent manifest error.

      (b) Notwithstanding the foregoing, if any Lender shall so request for purposes of Section 10.08(g), the obligation to repay the Committed Loans shall also be evidenced by a promissory note in the form of Exhibit 2.05(b).

      (c) The obligation to repay any Bid Loan shall also, if so requested by the Lender making such Bid Loan, be evidenced by a promissory note in the form of Exhibit 2.05(c).

SECTION 2.06.  Termination and Reduction of the Commitments.

(a) Unless previously terminated, the Commitments shall terminate on the Termination Date.

      (b)  The Borrower may, at any time and from time to time, upon not less than three Business Days' prior notice to the Administrative Agent, terminate the Aggregate Commitments or permanently reduce the Aggregate Commitments by an aggregate amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof; provided, however, that no such termination or reduction shall be permitted if, after giving effect thereto and to any prepayment of Loans made on the effective date thereof, the then outstanding principal amount of Committed Loans and Bid Loans would exceed the Aggregate Commitments then in effect and, provided, further, that once reduced in accordance with this Section 2.06, the Aggregate Commitments may not be increased. Any reduction of the Aggregate Commitments shall be applied to each Lender's Commitment in accordance with such Lender's Percentage Share.

SECTION 2.07.  Optional Prepayments.

(a)  Subject to Section 3.10, the Borrower may upon notice to the Administrative Agent, stating the proposed date and aggregate principal amount of the prepayment, received by the Administrative Agent not later than 12:00 noon (New York City time) (i) not less than three Business Days prior to the proposed date of prepayment, in the case of a prepayment of Eurodollar Loans and (ii) not less than one Business Day prior to the proposed date of prepayment, in the case of a prepayment of Reference Rate Loans, prepay ratably among the Lenders, the outstanding principal amount of any Committed Loans in whole or in part, together (other than in the case of a prepayment of a Reference Rate Loan prior to the earlier of the Maturity Date and the date of termination of the Commitments hereunder, other than pursuant solely to the occurrence of the Termination Date) with accrued interest to the date of such prepayment on the principal amount prepaid. Each such partial prepayment shall be in an aggregate principal amount of not less than $5,000,000 or an integral multiple of $1,000,000 in excess thereof; provided, however, that if the aggregate amount of Eurodollar Loans comprised in the same Borrowing shall be reduced as a result of any optional prepayment to an amount less than $5,000,000, the Eurodollar Loans comprised in such Borrowing shall automatically convert into Reference Rate Loans at the end of the then current Interest Period. If any notice of prepayment is given, the principal amount stated therein, together (other than in the case of a prepayment of a Reference Rate Loan prior to the earlier of the Maturity Date and the date of termination of the Commitments hereunder, other than pursuant solely to the occurrence of the Termination Date) with accrued interest to the date of prepayment, shall be due and payable on the date specified in such notice.

      (b) The Borrower may not voluntarily prepay any Bid Loan prior to the maturity date thereof.

SECTION 2.08.  Repayment.

(a)  The Committed Loans. The outstanding principal amount of all Committed Loans shall be repaid on the Termination Date; provided that if the Borrower so elects and no Event of Default has occurred and is continuing, the outstanding principal amount of all Committed Loans shall be repaid on the Maturity Date.

      (b) The Bid Loans. Each Bid Loan shall mature, and the principal amount thereof shall be due and payable, on the last day of the Interest Period applicable thereto; provided, however, that the outstanding principal amount of all Bid Loans shall be repaid on the Termination Date.

SECTION 2.09.  Interest.

(a)  Subject to Section 2.10, each Committed Loan shall bear interest, at the option of the Borrower (i) with respect to Reference Rate Loans, at a rate per annum equal to the sum of the Reference Rate plus the applicable margin set forth below or (ii) with respect to Eurodollar Loans, at a rate per annum equal to the sum of LIBOR plus the applicable margin set forth below:

	Applicable Margin
Debt Rating	Reference Rate Margin	Eurodollar Margin
Level I Status	0.000%	0.650%
Level II Status	0.000%	0.875%
Level III Status	0.325%	1.325%
Level IV Status	0.475%	1.475%
Level V Status	0.875%	1.875%

    (b) For purposes of Section 2.09(a), (i) if either Moody's or S&P shall not have in effect a Debt Rating for Index Debt (other than by reason of the circumstances referred to in the last sentence of this paragraph), then such rating agency shall be deemed to have established a Debt Rating for Index Debt of Level V Status; (ii) if either Moody's or S&P shall not have in effect a Debt Rating for Short-Term Index Debt (other than by reason of the circumstances referred to in the last sentence of this paragraph), then such rating agency shall be deemed to have established a Debt Rating for Short-Term Index Debt of Level III Status, provided that if Level IV Status or Level V Status shall exist, the applicable margin shall be based on Level IV Status or Level V Status, as applicable; (iii) if the Debt Ratings for Index Debt established or deemed to have been established by Moody's and S&P shall fall within different Levels, the applicable margin shall be based on the lower of the two Debt Ratings unless one of the two Debt Ratings is of Level I Status, in which case the applicable margin shall be determined by reference to Level I Status; and (iv) if the Debt Ratings established or deemed to have been established by Moody's and S&P shall be changed (other than as a result of a change in the rating system of Moody's or S&P), such change shall be effective as of the date on which it is first publicly announced by S&P or Moody's. Any change in the applicable margin due to a change in the applicable Debt Rating shall be effective on the effective date of such change in the Debt Rating and shall apply to all Committed Loans that are outstanding at any time during the period commencing on the effective date of such change in the Debt Rating and ending on the date immediately preceding the effective date of the next such change in the Debt Rating which results in a change in the applicable margin. If the rating system of Moody's or S&P shall change, or if either such rating agency shall cease to be in the business of rating corporate debt obligations, the Borrower and the Lenders shall negotiate in good faith to amend this Section and the relevant definitions to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the applicable margin shall be determined by reference to the Debt Rating most recently in effect prior to such change or cessation.

    (c) Accrued and unpaid interest in respect of each Committed Loan shall be paid on each Interest Payment Date, on the earlier of the Maturity Date and the date of termination, other than pursuant solely to the occurrence of the Termination Date, of the Commitments hereunder, on the date of any prepayment or repayment (other than a prepayment or repayment of Reference Rate Loans) of Committed Loans.

    (d) The Borrower shall pay to each Lender which had made a Bid Loan interest on the unpaid principal amount of such Bid Loan from the date when made until paid in full, on each Interest Payment Date and on the earlier of the Termination Date and the date of termination of the Commitments hereunder, at a rate per annum equal to LIBOR plus (or minus) the LIBOR Bid Margin, or the Absolute Rate, as the case may be, as specified by such Lender in its Competitive Bid pursuant to Section 2.04(b)(ii).

SECTION 2.10.  Default Interest. Notwithstanding the provisions of Section 2.09, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to Reference Rate Loans as provided in paragraph (a)(i) of Section 2.09.

SECTION 2.11.  Continuation and Conversion Elections for Committed Borrowings.

(a)  The Borrower may upon irrevocable written notice to the Administrative Agent in accordance with paragraph (b) below:

  (i) elect to convert, on any Business Day, any Reference Rate Loans (or any part thereof in an aggregate amount not less than $5,000,000 or an integral multiple of $1,000,000 in excess thereof) into Eurodollar Loans;

  (ii) elect to convert, on any Business Day, any Eurodollar Loans (or any part thereof in an aggregate amount not less than $5,000,000 or an integral multiple of $1,000,000 in excess thereof) into Reference Rate Loans; or

  (iii) elect to continue, on the expiration date of any Interest Period, any Eurodollar Loans maturing on such Interest Payment Date;

  provided, however, that if on the expiration date of any Interest Period the aggregate amount of outstanding Eurodollar Loans comprised in the same Committed Borrowing shall have been reduced as a result of the conversion of part thereof to an amount less than $5,000,000, the remaining Eurodollar Loans comprised in such Borrowing shall automatically convert into Reference Rate Loans on such date and on and after such date the right of the Borrower to continue such Loans as Eurodollar Loans shall terminate.

  (b) The Borrower shall deliver a notice of conversion or continuation (a "Notice of Conversion/Continuation"), in substantially the form of Exhibit 2.11, to the Administrative Agent not later than 12:00 noon (New York City time) (i) three Business Days prior to the proposed date of conversion or continuation, if the Committed Loans or any portion thereof are to be converted into or continued as Eurodollar Loans; and (ii) one Business Day prior to the proposed date of conversion, if the Committed Loans or any portion thereof are to be converted into Reference Rate Loans.

  Each such Notice of Conversion/Continuation shall be by facsimile confirmed immediately by telephone specifying therein:

  (i) the proposed date of conversion or continuation;

  (ii) the aggregate amount of Committed Loans to be converted or continued;

  (iii) the nature of the proposed conversion or continuation; and

  (iv) the duration of the requested Interest Period.

  (c) If, upon the expiration of any Interest Period applicable to Eurodollar Loans, the Borrower shall have failed to select a new Interest Period to be applicable to such Eurodollar Loans, or if an Event of Default shall then have occurred and be continuing, the Borrower shall be deemed to have elected to convert such Eurodollar Loans into Reference Rate Loans effective as of the expiration date of such current Interest Period.

  (d) Upon receipt of a Notice of Conversion/Continuation, the Administrative Agent shall promptly notify each Lender thereof or, if no timely notice is provided, the Administrative Agent shall promptly notify each Lender of the details of any automatic conversion. All conversions and continuations shall be made pro rata among the Lenders based on the respective outstanding principal amounts of the Loans with respect to which such notice was given held by each Lender.

  (e) After giving effect to any conversion or continuation of any Committed Loans, there shall not be more than twelve different Interest Periods in effect in respect of all Committed Loans together.

ARTICLE III

Fees; Payments; Taxes; Changes in Circumstances

SECTION 3.01.  Fees.

(a) The Borrower agrees to pay to the Administrative Agent for the account of each Lender a facility fee equal to the percentage per annum set forth below times such Lender's Commitment (regardless of utilization) or, after the Termination Date, times the aggregate daily outstanding amount of such Lender's Loans:

Debt Rating	Facility Fee
Level I Status	0.100%
Level II Status	0.125%
Level III Status	0.175%
Level IV Status	0.275%
Level V Status	0.375%

    (ii) For purposes of this Section 3.01(a), (i) if either Moody's or S&P shall not have in effect a Debt Rating for Index Debt (other than by reason of the circumstances referred to in the last sentence of this paragraph), then such rating agency shall be deemed to have established a Debt Rating for Index Debt of Level V Status; (ii) if either Moody's or S&P shall not have in effect a Debt Rating for Short-Term Index Debt (other than by reason of the circumstances referred to in the last sentence of this paragraph), then such rating agency shall be deemed to have established a Debt Rating for Short-Term Index Debt of Level III Status, provided that if Level IV Status or Level V Status shall exist, the applicable margin shall be based on Level IV Status or Level V Status, as applicable; (iii) if the Debt Ratings for Index Debt established or deemed to have been established by Moody's and S&P shall fall within different Levels, the facility fee shall be based on the lower of the two Debt Ratings unless one of the two Debt Ratings is of Level I Status, in which case the facility fee shall be determined by reference to Level I Status; and (iv) if the Debt Ratings established or deemed to have been established by Moody's and S&P shall be changed (other than as a result of a change in the rating system of Moody's or S&P), such change shall be effective as of the date on which it is first publicly announced by S&P or Moody's. Any change in the facility fee due to a change in the applicable Debt Rating shall be effective on the effective date of such change in the Debt Rating. If the rating system of Moody's or S&P shall change, or if either such rating agency shall cease to be in the business of rating corporate debt obligations, the Borrower and the Lenders shall negotiate in good faith to amend this Section and the relevant definitions to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the facility fee shall be determined by reference to the Debt Rating most recently in effect prior to such change or cessation.

    (iii) The facility fee shall accrue from the Effective Date to the Maturity Date and shall be due and payable quarterly in arrears on the last Business Day of each calendar quarter commencing in the calendar quarter ending on September 30, 2001 and on the Maturity Date, provided that if any Loans shall be outstanding after the Maturity Date, then the facility fee shall continue to accrue on the daily outstanding amount of such Loans from and including the Maturity Date to but excluding the date on which such Loans are repaid in full, and such facility fee shall be payable on demand.

    (b) The Borrower agrees to pay to the Administrative Agent, for the Administrative Agent's own account, fees in the amounts and at the times set forth in the Administrative Agent's Fee Letter.

SECTION 3.02.  Computation of Fees and Interest.

(a)  All computations of interest payable in respect of Reference Rate Loans shall be made on the basis of a year of 365 days or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest under this Agreement shall be made on the basis of a year of 360 days and actual days elapsed. Interest and fees shall accrue during each period during which interest or such fees are computed from the first day thereof to the last day thereof.

    (b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error.

SECTION 3.03.  Payments by the Borrower.

(a)  All payments (including prepayments) to be made by the Borrower hereunder shall be made without set-off or counterclaim and shall, except as expressly provided herein, be made to the Administrative Agent for the ratable account of the Lenders at the Administrative Agent's Payment Office, in dollars and in immediately available funds, not later than 12:00 noon New York City time on the date specified herein; provided, however, that unless otherwise specified herein, each payment in respect of a Bid Loan shall be made directly to the relevant Lender to the Lending Office of such Lender. The Administrative Agent will promptly after receiving any payment of principal, interest, fees and other amounts from the Borrower distribute to each Lender its Percentage Share (or other applicable share as expressly provided herein) of such payment for the account of its respective Lending Office. Any payment which is received by the Administrative Agent after 12:00 noon (New York City time) shall be deemed to have been received on the immediately succeeding Business Day.

    (b) Whenever any payment of a Committed Loan (and unless otherwise stated in the relevant Competitive Bid Request, a Bid Loan) shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest and fees, as the case may be; provided, however, that if such extension would cause any payment of principal of or interest on Eurodollar Loans to be made in the next calendar month, such payment shall be made on the immediately preceding Business Day.

    (c) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Lenders hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may (but shall not be so required), in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent the Borrower shall not have so made such payment in full to the Administrative Agent, each Lender shall repay to the Administrative Agent, on demand, the excess of the amount distributed to such Lender over the amount, if any, paid by the Borrower, together with interest thereon at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, for each day from the date such amount is distributed to such Lender to the date such Lender repays such amount to the Administrative Agent.

SECTION 3.04.  Payments by the Lenders to the Administrative Agent.

(a)  Unless the Administrative Agent shall have received notice from a Lender on the Effective Date, or, with respect to each Committed Borrowing after the Effective Date, at least one Business Day prior to the date of such Borrowing that such Lender will not make available to the Administrative Agent for the account of the Borrower the amount of such Lender's Percentage Share of such Borrowing, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on the date of such Borrowing and the Administrative Agent may (but shall not be so required), in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent such Lender shall not have so made such full amount available to the Administrative Agent and the Administrative Agent in such circumstances makes available to the Borrower such amount, such Lender shall, within two Business Days following the date of such Borrowing, make such amount available to the Administrative Agent, together with interest at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation for and determined as of each day during such period. If such amount is so made available, such payment to the Administrative Agent shall constitute such Lender's Committed Loan on the date of the Borrowing for all purposes of this Agreement. If such amount is not made available to the Administrative Agent within two Business Days following the date of such Borrowing, the Administrative Agent shall notify the Borrower of such failure to fund and, on the third Business Day following the date of such Borrowing, the Borrower shall pay such amount to the Administrative Agent for the Administrative Agent's account, together with interest thereon for each day elapsed since the date of such Borrowing, at a rate per annum equal to the interest rate applicable at the time to the Loans comprising such Borrowing. Nothing contained in this Section 3.04(a) shall relieve any Lender which has failed to make available its Percentage Share of any Committed Borrowing hereunder from its obligation to do so in accordance with the terms hereof.

    (b) The failure of any Lender to make any Committed Loan on the date of any Committed Borrowing shall not relieve any other Lender of its obligation hereunder to make a Loan on the date of such Borrowing pursuant to the provisions contained herein, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on the date of any Committed Borrowing.

SECTION 3.05.  Taxes.

(a)  Subject to Section 3.05(g), any and all payments by or on account of any obligation of the Borrower to each Lender or the Administrative Agent under this Agreement or any other Loan Document shall be made free and clear of, and without deduction or withholding for, any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender and the Administrative Agent, such taxes (including income taxes, franchise taxes or branch profit taxes) as are imposed on or measured by such Lender's or the Administrative Agent's, as the case may be, net income by the jurisdiction under the laws of which such Lender or the Administrative Agent, as the case may be, is organized or maintains a Lending Office or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as "Taxes").

    (b) In addition, the Borrower shall pay any present or future stamp or documentary taxes, intangible taxes, mortgage recording taxes or any other sales, excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any other Loan Document (hereinafter referred to as "Other Taxes").

    (c) Subject to Section 3.05(g), the Borrower shall indemnify and hold harmless each Lender and the Administrative Agent for the full amount of Taxes or Other Taxes (including any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 3.05) paid by such Lender or the Administrative Agent, as the case may be, and any liability (including penalties, interest, additions to tax and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. Payment under this indemnification shall be made within 30 days from the date such Lender or the Administrative Agent, as the case may be, makes written demand therefor.

    (d) If the Borrower shall be required by law to deduct or withhold any Taxes or Other Taxes from or in respect of any sum payable hereunder to any Lender or the Administrative Agent, then, subject to Section 3.05(g),

    (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.05) such Lender or the Administrative Agent, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made;

    (ii) the Borrower shall make such deductions; and

    (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

    (e) Within 30 days after the date of any payment by the Borrower of Taxes or Other Taxes, the Borrower shall furnish to the Administrative Agent the original or a certified copy of a receipt evidencing such payment, or other evidence of such payment satisfactory to the Administrative Agent.

    (f) Each Lender which is a foreign Person (i.e., a Person other than a United States Person for United States Federal income tax purposes) hereby agrees that:

    (i) it shall no later than on the Effective Date (or, in the case of a Lender which becomes a party hereto pursuant to Section 10.08 after the Effective Date, the date upon which such Lender becomes a party hereto) deliver to the Administrative Agent (two originals) and to the Borrower (one original):

    (A) if any Lending Office is located in the United States of America, accurate and complete signed copies of IRS Form W-8ECI or any successor thereto ("Form W-8ECI"), and/or

    (B) if any Lending Office is located outside the United States of America, accurate and complete signed copies of IRS Form W-8BEN or any successor thereto ("Form W-8BEN"),

    in each case indicating, where eligible, that such Lender is on the date of delivery thereof entitled to receive payments of principal, interest and fees for the account of such Lending Office or Lending Offices under this Agreement free from withholding of United States Federal income tax;

    (ii) if at any time such Lender changes its Lending Office or Lending Offices or selects an additional Lending Office it shall, at the same time, but only to the extent the forms previously delivered by it hereunder are no longer effective, deliver to the Administrative Agent (two originals) and to the Borrower (one original), in replacement for the forms previously delivered by it hereunder:

    (A) if such changed or additional Lending Office is located in the United States of America, accurate and complete signed originals of Form W-8ECI; or

    (B) otherwise, accurate and complete signed originals of Form W-8BEN,

    in each case indicating, where eligible, that such Lender is on the date of delivery thereof entitled to receive payments of principal, interest and fees for the account of such changed or additional Lending Office under this Agreement free from withholding of United States Federal income tax;

    (iii) it shall, upon the expiration of the most recent Form W-8ECI or Form W-8BEN previously delivered by such Lender or upon such Form becoming inaccurate, incomplete or obsolete in any respect (in each case, other than as a result of any event mentioned in clause (ii) above), deliver to the Administrative Agent (two originals) and to the Borrower (one original) accurate and complete signed copies of Form W-8ECI or Form W-8BEN in replacement for the forms previously delivered by such Lender;

    (iv) it shall, promptly upon the request of the Administrative Agent or the Borrower, deliver to the Administrative Agent and the Borrower, such other forms or similar documentation as may be required from time to time by any applicable law, treaty, rule or regulation in order to establish such Lender's tax status for withholding purposes;

    (v) if such Lender claims exemption from withholding tax under a United States tax treaty by providing a Form W-8BEN and such Lender sells or grants a participation of all or part of its rights under this Agreement, it shall notify the Administrative Agent of the percentage amount in which it is no longer the beneficial owner under this Agreement. To the extent of this percentage amount, the Administrative Agent shall treat such Lender's Form W-8BEN as no longer in compliance with this Section 3.05(f). In the event a Lender claiming exemption from United States withholding tax by filing Form W-8ECI with the Administrative Agent, sells or grants a participation in its rights under this Agreement, such Lender agrees to undertake sole responsibility for complying with the withholding tax requirements imposed by Sections 1441 and 1442 of the Code; and

    (vi) if the IRS or any authority of the United States of America or other jurisdiction asserts a claim that the Administrative Agent or the Borrower did not properly withhold tax from amounts paid to or for the account of any Lender (but only to the extent such claim arises because the appropriate form was not delivered, was not properly executed, because such Lender failed to notify the Administrative Agent of a change in circumstances which rendered the exemption from withholding tax ineffective or because of such Lender's sale of a participating interest in a Loan), such Lender shall indemnify the Administrative Agent and/or the Borrower, as applicable, fully for all amounts paid, directly or indirectly, by the Administrative Agent and/or the Borrower, as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to the Administrative Agent or the Borrower under this Section 3.05(f), together with all costs, expenses and attorneys' fees (including the allocated cost of in-house counsel).

    Without limiting or restricting any Lender's right to increased amounts under Section 3.05(d) from the Borrower subject to satisfaction of such Lender's obligations under the provisions of this Section 3.05(f), if such Lender is entitled to a reduction in the applicable withholding tax, the Administrative Agent may withhold from any interest payment to such Lender an amount equivalent to the applicable withholding tax after taking into account such reduction. If the forms or other documentation required by clause (i) above are not delivered to the Administrative Agent, then the Administrative Agent may withhold from any interest payment to the Lender not providing such forms or other documentation, an amount equivalent to the applicable withholding tax. In addition, the Administrative Agent may also withhold against periodic payments other than interest payments to the extent United States withholding tax is not eliminated by obtaining Form W-8ECI or Form W-8BEN.

    (g) The Borrower shall not be required to pay any additional amounts in respect of United States Federal income tax pursuant to Section 3.05(d) to any Lender that is a foreign Person for the account of any Lending Office of such Lender:

    (i) if the obligation to pay such additional amounts would not have arisen but for a failure by such Lender to comply with its obligations under Section 3.05(f) in respect of such Lending Office;

    (ii) if such Lender shall have delivered to the Administrative Agent and the Borrower a Form W-8ECI in respect of such Lending Office pursuant to Sections 3.05(f)(i)(A), 3.05(f)(ii)(A) or 3.05(f)(iii) and such Lender shall not at any time be entitled to exemption from deduction or withholding of United States Federal income tax in respect of payments by the Borrower hereunder for the account of such Lending Office for any reason other than a change in United States law or regulations or in the official interpretation of such law or regulations by any Governmental Authority charged with the interpretation or administration thereof (whether or not having the force of law) after the date of delivery of such Form W-8ECI; or

    (iii) if such Lender shall have delivered to the Administrative Agent and the Borrower a Form W-8BEN in respect of such Lending Office pursuant to Sections 3.05(f)(i)(B), 3.05(f)(ii)(B) or 3.05(f)(iii) and such Lender shall not at any time be entitled to exemption from deduction or withholding of United States Federal income tax in respect of payments by the Borrower hereunder for the account of such Lending Office for any reason other than a change in United States law or regulations or any applicable tax treaty or regulations or in the official interpretation of any such law, treaty or regulations by any Governmental Authority charged with the interpretation or administration thereof (whether or not having the force of law) after the date of delivery of such Form W-8BEN.

    (h) Any and all present or future Taxes, Other Taxes and related liabilities (including penalties, interest, additions to tax and expenses) which are not paid by the Borrower pursuant to and as required by this Section 3.05 shall be paid by the Lender which received the principal, interest or fees in respect of which such Taxes, Other Taxes or related liabilities are payable. Any and all present or future Taxes or Other Taxes which are required by law to be deducted or withheld from or in respect of any sum payable hereunder to any Lender and which are not paid by the Borrower pursuant to and as required by this Section 3.05 will be deducted or withheld by the Administrative Agent without any increase in the sum payable as provided in Section 3.05(d). Each Lender agrees to indemnify the Administrative Agent and hold the Administrative Agent harmless for the full amount of any and all present or future Taxes, Other Taxes and related liabilities (including penalties, interest, additions to tax and expenses, and any Taxes or Other Taxes imposed by any jurisdiction on amounts payable to the Administrative Agent under this Section 3.05(h)) which are imposed on or with respect to principal, interest or fees payable to such Lender hereunder and which are not paid by the Borrower pursuant to this Section 3.05, whether or not such Taxes, Other Taxes or related liabilities were correctly or legally asserted. This indemnification shall be made within 30 days from the date the Administrative Agent makes written demand therefor.

SECTION 3.06.  Sharing of Payments, Etc. If other than as provided in Section 3.05, 3.08, 3.09, 3.10 or 3.11, any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of any

 Committed Loan made by it and, after acceleration of all Obligations pursuant to Section 8.02(b), in respect of any Obligation owing to it (including with respect to any Bid Loan), in the case of the Committed Loan, in excess of its Percentage Share of payments on account of the Committed Loans obtained by all the Lenders and, after acceleration, in excess of its pro rata share of all Obligations, such Lender shall forthwith (a) notify the Administrative Agent of such fact and (b) purchase from the other Lenders such participations in the Committed Loans made by them or, after acceleration, in all Obligations owing to them, as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of the other Lenders according to their respective Percentage Shares or, after acceleration, their pro rata shares of all Obligations then owing to them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase shall to the extent of such recovery be rescinded and each other Lender shall repay to the purchasing Lender the purchase price thereto together with an amount equal to such paying Lender's ratable share (according to the proportion of (i) the amount of such paying Lender's required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to the provisions of this Section 3.06 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error), of participations purchased pursuant to this Section 3.06 and will in each case notify the Lenders following any such purchases.

SECTION 3.07.  Inability to Determine Rates. If with respect to any Interest Period for Eurodollar Loans, the Administrative Agent shall determine, or Majority Lenders shall notify the Administrative Agent, that LIBOR for such Interest Period will not adequately and fairly reflect the cost to Lenders of making, funding or maintaining their Eurodollar Loans for such Interest Period (after giving effect to any event giving rise to additional interest on such Loans pursuant to Section 3.11), the Administrative Agent shall forthwith so notify the Borrower and the Lenders, whereupon the obligations of the Lenders to make or continue Committed Loans as Eurodollar Loans or to convert Committed Loans into Eurodollar Loans at the end of the then current Interest Period shall be suspended until the Administrative Agent revokes such notice. Upon receipt of such notice, the Borrower may revoke its Notice of Borrowing or Notice of Conversion/Continuation then submitted by it. If the Borrower does not revoke such notice, the Lenders shall make, convert or continue the Committed Loans, as proposed by the Borrower, in the amount specified in the applicable notice submitted by the Borrower, but such Loans shall be made, converted or continued as Reference Rate Loans instead of Eurodollar Loans.

SECTION 3.08.  Increased Costs. If any Lender shall determine that, due to either (a) the introduction of any Requirement of Law or any change (other than any change by way of imposition of or increase in reserve requirements included in the Eurodollar Reserve Percentage) in or in the interpretation thereof or (b) the compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining any Committed Loan, the Borrower shall be liable for, and shall from time to time, upon demand by such Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender, additional amounts sufficient to compensate such Lender for such increased costs.

SECTION 3.09.  Capital Adequacy. If any Lender shall have determined that the compliance with any Requirement of Law regarding capital adequacy, or any change therein or in the interpretation or application thereof or compliance by such Lender (or its Lending Office) or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any central bank or other Governmental Authority, affects or would affect the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender and such Lender (taking into consideration such Lender's or such corporation's policies with respect to capital adequacy and such Lender's desired return on capital) determines that the amount of such capital is increased as a consequence of such Lender's Commitment, loans or obligations under this Agreement with respect to any Committed Borrowing then from time to time, upon demand of such Lender (with a copy of such demand to the Administrative Agent), the Borrower shall be liable for, and shall pay to the Administrative Agent for the account of such Lender, as specified by such Lender, additional amounts sufficient to compensate such Lender for such increase.

SECTION 3.10.  Funding Losses. The Borrower agrees to reimburse each Lender and to hold each Lender harmless from any loss, cost or expense which such Lender may sustain or incur as a consequence of:

    (a) any failure of the Borrower to borrow, continue or convert a Eurodollar Loan after the Borrower has given (or is deemed to have given) a Notice of Borrowing or a Notice of Conversion/Continuation;

    (b) any prepayment or payment of a Eurodollar Loan on a day which is not the last day of the Interest Period with respect thereto;

    (c) any failure of the Borrower to make any prepayment after the Borrower has given a notice in accordance with Section 2.07; or

    (d) the conversion of any Eurodollar Loan to a Reference Rate Loan on a day that is not the last day of the respective Interest Period pursuant to Section 2.11;

    including any such loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain its Eurodollar Loans hereunder or from fees payable to terminate the deposits from which such funds were obtained.

SECTION 3.11.  Additional Interest on Eurodollar Loans. The Borrower shall pay to each Lender, at the request of such Lender (but not more frequently than once in each calendar quarter), as long as such Lender shall be required under regulations of the Federal Reserve Board to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency Liabilities, additional interest on the unpaid principal amount of each Eurodollar Loan of such Lender from the date such Eurodollar Loan is made until such principal amount is paid in full, at a rate per annum equal at all times to the remainder obtained by subtracting (a) LIBOR for the Interest

 Period for such Eurodollar Loan from (b) the rate obtained by dividing such LIBOR by a percentage equal to 100% minus the Eurodollar Reserve Percentage of such Lender for such Interest Period, payable on each date interest in respect of such Eurodollar Loan is payable. Notwithstanding the provisions of the previous sentence, the Borrower shall not be obligated to pay to any Lender any additional interest in respect of Eurodollar Loans made by such Lender for any period commencing more than three months prior to the date on which such Lender notifies the Borrower by delivering a certificate from a financial officer of such Lender, that such Lender is required to maintain reserves with respect to Eurocurrency Liabilities.

SECTION 3.12.  Certificates of Lenders. Any Lender claiming reimbursement or compensation pursuant to Section 3.05, 3.08, 3.09, 3.10 and/or 3.11 shall deliver to the Borrower (with a copy to the Administrative Agent) a certificate setting forth in reasonable detail the basis for computing the amount payable to such Lender hereunder and such certificate shall be conclusive and binding on the Borrower in the absence of manifest error. Unless otherwise specifically provided herein, the Borrower shall pay to any Lender claiming compensation or reimbursement from the Borrower pursuant to Section 3.08, 3.09, 3.10 or 3.11, the amount requested by such Lender no later than five Business Days after such demand.

SECTION 3.13.  Change of Lending Office; Replacement Lender.

(a)  Each Lender agrees that upon the occurrence of any event giving rise to the operation of Section 3.05(c) or (d) or Section 3.08 with respect to such Lender, it will if so requested by the Borrower, use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Lending Office for any Loans affected by such event with the object of avoiding the consequence of the event giving rise to the operation of such Section; provided, however, that such designation would not, in the judgment of such Lender, be otherwise disadvantageous to such Lender. Nothing in this Section 3.13 shall affect or postpone any of the obligations of the Borrower or the right of any Lender provided in Section 3.05(c) or (d) or Section 3.08.

  (b) In the event the Borrower becomes obligated to pay additional amounts to any Lender pursuant to Sections 3.05(c) or (d) or 3.08 as a result of any condition described in any such Section, then, unless such Lender has theretofore taken steps to remove or cure, and has removed or cured, the conditions creating the cause for such obligation to pay such additional amounts, the Borrower may designate another Lender which is reasonably acceptable to the Administrative Agent (such Lender being herein called a "Replacement Lender") to purchase the Committed Loans of such Lender and such Lender's rights hereunder, without recourse to or warranty by, or expense to, such Lender for a purchase price equal to the outstanding principal amount of the Committed Loans payable to such Lender plus any accrued but unpaid interest on such Loans and accrued but unpaid fees in respect of such Lender's Commitment and any other amounts payable to such Lender under this Agreement, and to assume all the obligations of such Lender hereunder (except for such rights as survive repayment of the Loans), and, upon such purchase, such Lender shall no longer be a party hereto or have any rights hereunder (except those related to any Bid Loans of such Lender which remain outstanding and those that survive full payment hereunder) and shall be relieved from all obligations to the Borrower hereunder, and the Replacement Lender shall succeed to the rights and obligations of such Lender hereunder.

ARTICLE IV

Representations and Warranties

  The Borrower represents and warrants to the Administrative Agent and each Lender that:

SECTION 4.01.  Corporate Existence; Compliance with Law. The Borrower and each of its Subsidiaries:

      (a) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation;

      (b) is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification except where the failure to so qualify has no reasonable likelihood of having a Material Adverse Effect;

      (c) has all requisite corporate power and authority to own, pledge, mortgage, hold under lease and operate its properties, and to conduct its business as now or currently proposed to be conducted;

      (d) is in compliance with its certificate of incorporation and by-laws; and

      (e) is in compliance with all other Requirements of Law except such non-compliance as has no reasonable likelihood of having a Material Adverse Effect.

SECTION 4.02.  Corporate Authorization; No Contravention; Governmental Authorization. The execution, delivery and performance by the Borrower of the Loan Documents, the borrowing of the Loans, the Acquisition, the Merger and the other Transactions:

      (a) are within the corporate powers of the Borrower;

      (b) have been duly authorized by all necessary corporate action, including the consent of shareholders where required except, in the case solely of the Acquisition and the Merger, for such actions described on Schedule 4.02(b);

      (c) do not and will not:

      (i) contravene the certificate of incorporation or by-laws of the Borrower;

      (ii) violate any other Requirement of Law (including the Securities Exchange Act of 1934, Regulations T, U and X of the Federal Reserve Board or any order or decree of any court or other Governmental Authority);

      (iii) conflict with or result in the breach of, or constitute a default under, any Contractual Obligation binding on or affecting the Borrower or any of its properties, other than (in the case of any Contractual Obligation other than any Indenture) any such breach or default that has no reasonable likelihood of having a Material Adverse Effect, or any order, injunction, writ or decree of any Governmental Authority to which the Borrower or any of its properties is subject; or

      (iv) result in the creation or imposition of any Lien upon any of the property of the Borrower; and

      (d) do not require the consent, authorization by or approval of or notice to or filing or registration with any Governmental Authority or any other Person other than those which have been duly obtained, made or given.

SECTION 4.03.  Enforceable Obligations. This Agreement and the other Loan Documents have been duly executed and delivered by the Borrower. This Agreement and each other Loan Document are legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their respective terms except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws or equitable principles relating to or limiting creditors' rights generally.

SECTION 4.04.  Taxes. The Borrower and its Subsidiaries have filed all Federal and other material tax returns and reports required to be filed, and have paid all Federal and other material taxes and assessments payable by them, to the extent the same have become due and payable and before they have become delinquent, except those which are currently being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP, provided the non-payment thereof has no reasonable likelihood of having a Material Adverse Effect. The Borrower does not know of any proposed material tax assessment against the Borrower or any of its Subsidiaries and in the opinion of the Borrower, all potential tax liabilities are adequately provided for on the books of the Borrower and its Subsidiaries. The statute of limitations for assessment or collection of Federal income tax has expired for all Federal income tax returns filed by the Borrower for all tax years up to and including the tax year ended in March 1992.

SECTION 4.05.  Financial Matters.

(a)  The consolidated balance sheet of the Borrower and its Subsidiaries as of the last day of the fiscal year of the Borrower ended on September 30, 2000, and as of the last day of the fiscal quarters of the Borrower ended on December 31, 2000, March 31, 2001 and June 30, 2001, and the related consolidated statements of income, shareholders' equity and cash flows of the Borrower and its Subsidiaries for such fiscal year and quarters, with, in the case of said fiscal year, reports thereon by Ernst & Young LLP:

      (i) are complete, accurate and fairly present the financial condition of the Borrower and its Subsidiaries as of the respective dates thereof and for the respective periods covered thereby;

      (ii) were prepared in accordance with GAAP consistently applied throughout the periods covered thereby, except as set forth in the notes thereto; and

      (iii) other than as disclosed in Schedule 4.05(a), show all material indebtedness and other liabilities, direct or contingent, of the Borrower and its consolidated Subsidiaries as of the dates thereof, including liabilities for taxes, material commitments and long-term leases.

      (b) The consolidated balance sheet of IBP and its Subsidiaries as of the last day of the fiscal year of IBP ended on December 30, 2000, and as of the last day of the fiscal quarter of IBP ended on June 30, 2001, and the related consolidated statements of earnings, changes in stockholders' equity and comprehensive income, and of cash flows of IBP and its Subsidiaries for such fiscal year and quarter, with, in the case of said fiscal year, reports thereon by PriceWaterhouseCoopers LLP:

      (i) are complete, accurate and fairly present the financial condition of IBP and its Subsidiaries as of the respective dates thereof and for the periods covered thereby;

      (ii) were prepared in accordance with GAAP consistently applied throughout the periods covered thereby, except as set forth in the notes thereto; and

      (iii) other than as disclosed in Schedule 4.05(b), show all material indebtedness and other liabilities, direct or contingent, of IBP and its consolidated Subsidiaries as of the dates thereof, including liabilities for taxes, material commitments and long-term leases.

      (c) The Borrower has heretofore furnished to the Lenders its pro forma consolidated balance sheet as of March 31, 2001, prepared giving effect to the Transactions as if the Transactions had occurred on such date and included in the model delivered by the Borrower to the Lenders prior to the date hereof. Such pro forma consolidated balance sheet (i) has been prepared in good faith based on assumptions believed by the Borrower to be reasonable, (ii) is based on the best information available to the Borrower after due inquiry, (iii) accurately reflects all adjustments necessary to give effect to the Transactions and (iv) presents fairly, in all material respects, the pro forma financial position of the Borrower and its consolidated Subsidiaries as of March 31, 2001, as if the Transactions had occurred on such date.

      (d) Since September 30, 2000, with respect to the Borrower and its Subsidiaries (other than IBP and its Subsidiaries), and December 30, 2000, with respect to IBP and its Subsidiaries, there has been no Material Adverse Effect and no development which has any reasonable likelihood of having a Material Adverse Effect.

      (e) The Borrower is, and the Borrower and its Subsidiaries are, on a consolidated basis, Solvent.

SECTION 4.06.  Litigation. There are no actions, suits, proceedings, claims or disputes pending, or to the best knowledge of the Borrower, threatened, against the Borrower or any of its Subsidiaries before any court or other Governmental Authority or any arbitrator that have a reasonable likelihood of having a Material Adverse Effect. All pending actions or proceedings affecting the Borrower or any of its Subsidiaries as of the date hereof and involving claims in excess of $10,000,000 are described in Schedule 4.06.

SECTION 4.07.  Subsidiaries.

(a)  A complete and correct list of all Subsidiaries of the Borrower after giving effect to the transactions to occur on the Effective Date, showing, as to each Subsidiary, the correct name thereof, the jurisdiction of its incorporation and the percentage of shares of each class outstanding owned by the Borrower and each other Subsidiary of the Borrower is set forth in Schedule 4.07(a).

      (b) All of the outstanding shares of each of the Subsidiaries listed on Schedule 4.07(a) have been validly issued, are fully paid and non-assessable and (other than the shares of IBP to be acquired by the Borrower pursuant to the Merger) are owned by the Borrower or another Subsidiary of the Borrower, free and clear of any Lien.

      (c) The Borrower has no obligation to capitalize any of its Subsidiaries.

      (d) A complete and correct list of all joint ventures in which the Borrower or any of its Subsidiaries is a partner is set forth in Schedule 4.07(d).

SECTION 4.08.  Liens. There are no Liens of any nature whatsoever on any properties of the Borrower or any of its Subsidiaries other than Permitted Liens.

SECTION 4.09.  No Burdensome Restrictions; No Defaults.

(a)  Neither the Borrower nor any of its Subsidiaries is a party to or bound by any Contractual Obligation, or subject to any charter or corporate restriction or any Requirement of Law, which has any reasonable likelihood of having a Material Adverse Effect.

      (b) Neither the Borrower nor any of its Subsidiaries is in default under or with respect to any Contractual Obligation in any respect which, individually or together with all such defaults, has a reasonable likelihood of having a Material Adverse Effect.

      (c) No Default or Event of Default exists or would result from the incurring of any Obligations by the Borrower or any of its Subsidiaries.

SECTION 4.10.  Investment Company Act; Public Utility Holding Company Act. Neither the Borrower nor any of its Subsidiaries is an "investment company" or an "affiliated person" of, or "promoter" or "principal underwriter" for, an "investment company", as such terms are defined in the Investment Company Act of 1940, as amended. The making of the Loans by the Lenders and the application of the proceeds and repayment thereof by the Borrower and the consummation of the transactions contemplated by the Loan Documents will not violate any provision of such Act or any rule, regulation or order issued by the Securities and Exchange Commission thereunder. Neither the Borrower nor any of its Subsidiaries is a "holding company" as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935.

SECTION 4.11.  Use of Proceeds; Margin Regulations. No part of the proceeds of any Loan will be used, and no Loan will otherwise be, in violation of Regulation T, U or X of the Federal Reserve Board.

SECTION 4.12.  Assets.

(a)  The Borrower and each of its Subsidiaries has good record and marketable title to all real property necessary or used in the ordinary conduct of its business, except for Permitted Liens and such defects in title as have no reasonable likelihood, individually or in the aggregate, of having a Material Adverse Effect.

      (b) The Borrower and each of its Subsidiaries owns or licenses or otherwise has the right to use all material licenses, permits, patents, trademarks, service marks, trade names, copyrights, franchises, authorizations and other intellectual property rights that are necessary for the operation of its business, without infringement of or conflict with the rights of any other Person with respect thereto, except for such infringements or conflicts as have no reasonable likelihood of having a Material Adverse Effect. No material slogan or other advertising device, product, process, method or other material now employed, or now contemplated to be employed, by the Borrower or any of its Subsidiaries infringes upon or conflicts with any rights owned by any other Person except for such infringements or conflicts as have no reasonable likelihood, individually or in the aggregate, of having a Material Adverse Effect.

SECTION 4.13.  Labor Matters. There are no strikes or other labor disputes pending or, to the knowledge of the Borrower, threatened against the Borrower or any of its Subsidiaries which have any reasonable likelihood of having a Material Adverse Effect. Except as disclosed in Schedule 4.13, no significant unfair labor practice complaint is pending or, to the knowledge of the Borrower, threatened, against the Borrower or any of its Subsidiaries before any Governmental Authority.

SECTION 4.14.  Environmental Matters. Except as disclosed in Schedule 4.14:

      (a) the on-going operations of the Borrower and each of its Subsidiaries comply in all respects with all Environmental Laws except such non-compliance as has no reasonable likelihood of having a Material Adverse Effect;

      (b) the Borrower and each of its Subsidiaries have obtained all environmental, health and safety permits necessary or required for its operations, all such permits are in good standing, and the Borrower and each of its Subsidiaries is in compliance with all material terms and conditions of such permits;

      (c) none of the Borrower, any of its Subsidiaries or any of their present property or operations (or past property or operations) is subject to any outstanding written order from or agreement with any Governmental Authority nor subject to any judicial or docketed administrative proceeding, respecting any Environmental Claim or Hazardous Material which, in each case, has any reasonable likelihood of having a Material Adverse Effect;

      (d) there are no conditions or circumstances associated with any property of the Borrower or any of its Subsidiaries formerly owned and operated by the Borrower or any of its Subsidiaries or any of their predecessors or with the former operations, including off-site disposal practices, of the Borrower or its Subsidiaries or their predecessors which may give rise to Environmental Claims which in the aggregate have any reasonable likelihood of having a Material Adverse Effect; and

      (e) there are no conditions or circumstances which may give rise to any Environmental Claim arising from the operations of the Borrower or its Subsidiaries, including Environmental Claims associated with any operations of the Borrower or its Subsidiaries, which have any reasonable likelihood of having a Material Adverse Effect. In addition, (i) neither the Borrower nor any of its Subsidiaries has any underground storage tanks (A) that are not properly permitted under applicable Environmental Laws or (B) that to the best of the Borrower's knowledge, are leaking or dispose of Hazardous Materials off-site and (ii) the Borrower and each of its Subsidiaries has notified all of its employees of the existence, if any, of any health hazard arising from the conditions of their employment and have met all notification requirements under Title III of CERCLA and under OSHA and all other Environmental Laws.

SECTION 4.15.  Completeness. None of the representations or warranties of the Borrower contained herein or in any other Loan Document or in any certificate or written statement furnished by or on behalf of the Borrower pursuant to the provisions of this Agreement or any other Loan Document contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements contained herein or therein, in light of the circumstances under which they are made, not misleading. There is no fact known to the Borrower which the Borrower has not disclosed to the Lenders which may have a Material Adverse Effect.

SECTION 4.16.  ERISA.

(a)  Neither the Borrower nor any member of its Controlled Group contributes to any Plan other than those set forth in Schedule 4.16.

      (b) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and any other applicable Federal or state law and rules and regulations promulgated thereunder. With respect to each Plan (other than a Multiemployer Plan) all material reports required under ERISA or any other applicable law or regulation to be filed with the relevant Governmental Authority, the failure of which to file could reasonably result in liability of the Borrower or any member of its Controlled Group in excess of $500,000 have been duly filed and all such reports are true and correct in all material respects as of the date given.

      (c) Except as set forth in Schedule 4.16, no Plan has been terminated nor has any accumulated funding deficiency (as defined in Section 412(a) of the Code) been incurred (without regard to any waiver granted under Section 412 of the Code) nor has any funding waiver from the IRS been received or requested.

      (d) Neither the Borrower nor any member of its Controlled Group has failed to make any contribution or pay any amount due or owing as required by Section 412 of the Code or Section 302 of ERISA or the terms of any such Plan prior to the due date (including permissible extensions thereof) under Section 412 of the Code and Section 302 of ERISA.

      (e) There has been no ERISA Event or any event requiring disclosure under Section 4041(c)(3)(C), 4068(f), 4063(a) or 4043(b) of ERISA with respect to any Plan or trust of the Borrower or any member of its Controlled Group.

      (f) Except as set forth in Schedule 4.16, the value of the assets of each Plan (other than a Multiemployer Plan) equaled or exceeded the present value of the benefit liabilities, as defined in Title IV of ERISA, of each such Plan as of the most recent valuation date using Plan actuarial assumptions at such date.

      (g) There are no pending claims, lawsuits or actions (other than routine claims for benefits in the ordinary course) asserted or instituted against, and neither the Borrower nor any member of its Controlled Group has knowledge of any threatened litigation or claims against, (i) the assets of any Plan or trust or against any fiduciary of a Plan with respect to the operation of such Plan which has any reasonable likelihood of having a Material Adverse Effect or (ii) the assets of any employee welfare benefit plan maintained by the Borrower or any member of its Controlled Group within the meaning of Section 3(1) of ERISA or against any fiduciary thereof with respect to the operation of any such Plan which has any reasonable likelihood of having a Material Adverse Effect.

      (h) Neither the Borrower nor any member of its Controlled Group has engaged in any prohibited transaction, within the meaning of Section 406 of ERISA or Section 4975 of the Code, in connection with any Plan.

      (i) Neither the Borrower nor any member of its Controlled Group (i) has incurred or reasonably expects to incur (A) any liability under Title IV of ERISA (other than premiums due under Section 4007 of ERISA to the PBGC) or (B) any withdrawal liability (and no event has occurred which with the giving of notice under Section 4219 of ERISA would result in such liability) under Section 4201 of ERISA as a result of a complete or partial withdrawal (within the meaning of Section 4203 or 4205 of ERISA) from a Multiemployer Plan or (C) any liability under Section 4062 of ERISA to the PBGC or to a trustee appointed under Section 4042 of ERISA, or (ii) has withdrawn from any Multiemployer Plan.

      (j) Neither the Borrower nor any member of its Controlled Group nor any organization to which the Borrower or any member of its Controlled Group is a successor or parent corporation within the meaning of Section 4069(b) of ERISA has engaged in a transaction within the meaning of Section 4069 of ERISA.

      (k) Except as set forth in Schedule 4.16, neither the Borrower nor any member of its Controlled Group maintains or has established any welfare benefit plan within the meaning of Section 3(1) of ERISA which provides for (i) continuing benefits or coverage for any participant or any beneficiary of any participant after such participant's termination of employment except as may be required by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA") and the regulations thereunder, and at the expense of the participant or the beneficiary of the participant, or (ii) retiree medical liabilities. The Borrower and each member of its Controlled Group which maintains a welfare benefit plan within the meaning of Section 3(1) of ERISA has complied with any applicable notice and continuation requirements of COBRA and the regulations thereunder, except where the failure to so comply could not result in the loss of a tax deduction or imposition of a tax or other penalty on the Borrower or any member of its Controlled Group.

SECTION 4.17.  Insurance. The properties of the Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar business and owning similar properties in localities where the Borrower and its Subsidiaries operate.

SECTION 4.18.  IBP Subsidiaries. Other than IBP Finance Company of Canada, no Subsidiary of IBP on the date of this Agreement is an obligor or guarantor in respect of any material Indebtedness for borrowed money.

ARTICLE V

Conditions Precedent

SECTION 5.01.  Conditions Precedent to Effectiveness. The obligation of each Lender to make Loans hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 10.02):

      (a) Credit Agreement and Notes. The Administrative Agent shall have received (i) counterparts of this Agreement executed by the Borrower, the Administrative Agent and each of the Lenders and of any promissory notes requested by the Lenders pursuant to Section 2.05 executed by the Borrower, or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of signed counterparts) that such parties have signed such counterparts.

      (b) Board Resolutions; Approvals; Incumbency Certificates. The Administrative Agent shall have received (i) copies of the resolutions of the Board of Directors of the Borrower approving and authorizing the execution, delivery and performance by the Borrower of this Agreement and of each of the other Loan Documents to be delivered hereunder by it, and authorizing the borrowing of the Loans and the other Transactions, certified as of the Effective Date by the Secretary or an Assistant Secretary of the Borrower; and (ii)  a certificate of the Secretary or Assistant Secretary of the Borrower certifying the names and true signatures of the officers of the Borrower authorized to execute and deliver this Agreement and all other Loan Documents to be delivered hereunder by it.

      (c) Articles of Incorporation; By-laws and Good Standing. The Administrative Agent shall have received each of the following documents: (i)  the articles or certificate of incorporation of the Borrower as in effect on the Effective Date, certified by the Secretary of State of Delaware as of a recent date and by the Secretary or Assistant Secretary of the Borrower as of the Effective Date and the by-laws of the Borrower and IBP as in effect on the Effective Date, certified by the Secretary or Assistant Secretary of the Borrower as of the Effective Date; and (ii)  good standing certificates as of a recent date for the Borrower from the Secretaries of State of such states as the Administrative Agent may request.

      (d) Legal Opinion. The Administrative Agent shall have received a favorable opinion, dated the Effective Date and addressed to the Administrative Agent and the Lenders of Corporate Counsel of the Borrower and its Subsidiaries to substantially the effect set forth on Exhibit 5.01 and as to such other matters as any Lender through the Administrative Agent may reasonably request (and the Borrower hereby instructs such counsel to deliver such opinion);

      (e) Certificate. The Administrative Agent shall have received a certificate signed by a Responsible Officer of the Borrower, (accompanied, if applicable, by a supporting certificate signed by a Responsible Officer of IBP) dated as of the Effective Date, stating that:

      (i) the representations and warranties contained in Article IV are true and correct on and as of such date, as though made on and as of such date;

      (ii) no Default or Event of Default exists or would result from the initial Borrowing hereunder; and

      (iii) there has not occurred or become known since September 30, 2000, any condition or change that has affected or could reasonably be expected to affect materially and adversely the business, assets, liabilities, financial condition or material agreements of the Borrower and its Subsidiaries, including IBP and its Subsidiaries, taken as a whole.

      (f) Other Documents. The Administrative Agent shall have received such other approvals, opinions or documents as the Administrative Agent or any Lender may request.

      (g) Fees, Costs and Expenses. The Borrower shall have paid all costs and expenses referred to in Section 10.04 (including legal fees and expenses and the allocated cost of in-house counsel) for which the Borrower has been invoiced prior to the Effective Date.

      (h) IBP Guarantee.  The Administrative Agent shall have received (i) a counterpart of the Guarantee Agreement executed by IBP or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed counterpart) that IBP has signed such counterpart, together with (A) a favorable opinion, dated the date of the Guarantee Agreement and addressed to the Administrative Agent and the Lenders of counsel to IBP, to substantially the effect set forth on Exhibit 5.01 and as to such other matters as any Lender through the Administrative Agent may reasonably request, (B) such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of IBP, and the authorization of the Transactions to which IBP is party and (C) the supporting certificate referenced to in paragraph (e) above.

      (i) Receivables Facility. Each of the Bridge Facility and the Receivables Facility (or the Receivables Bridge Facility) shall be in full force and effect.

      (j) Termination of Existing Credit Agreement. The Existing Credit Agreement shall have been or shall simultaneously be terminated and the principal of and interest accrued on all loans outstanding thereunder and all fees accrued thereunder shall have been or shall simultaneously be paid in full.

      The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 10.02) at or prior to 3:00 p.m., New York City time, on October 15, 2001 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).

SECTION 5.02.  Conditions Precedent to All Borrowings. The obligation of each Lender to make any Loan on or after the Effective Date shall be subject to the further conditions precedent that:

  (a) Notice of Borrowing. In the case of a Committed Borrowing, the Administrative Agent shall have received a Notice of Borrowing as required by Section 2.02.

  (b) Continuation of Representations and Warranties. The representations and warranties contained in Article IV and in each other Loan Document shall be true and correct on and as of the date of borrowing with the same effect as if made on and as of such date (except for representations and warranties expressly relating to an earlier date, in which case they shall be true and correct as of such earlier date).

  (c) No Existing Default. No Default or Event of Default shall exist and be continuing or shall result from the Loan being made on such date.

  (d) Other Assurances. The Administrative Agent shall have received such other approvals, opinions or documents as any Lender through the Administrative Agent may reasonably request related to the Transactions.

  Each Notice of Borrowing and Competitive Bid Request submitted by the Borrower hereunder shall constitute a representation and warranty by the Borrower hereunder, as of the date of each such notice, application or request and as of the date of each Borrowing relating thereto, that the conditions in this Section 5.02 are satisfied.

ARTICLE VI

Affirmative Covenants

  The Borrower covenants and agrees that as long as any Lender shall have any Commitment hereunder or any Loan or other Obligation shall remain unpaid or unsatisfied, unless the Majority Lenders waive compliance in writing:

SECTION 6.01.  Compliance with Laws, Etc. The Borrower shall comply, and cause each of its Subsidiaries to comply, with all applicable Requirements of Law, except such as may be contested in good faith by appropriate proceedings and which has no reasonable likelihood of having a Material Adverse Effect.

SECTION 6.02.  Use of Proceeds. The Borrower shall use the proceeds of any Loan hereunder made on or after the Effective Date for working capital and other general corporate purposes (including capital expenditures and acquisitions and to support the issuance of commercial paper); provided, however, in each case such use of proceeds shall not be in contravention of any Requirement of Law and shall be consistent with the representations and warranties contained herein; provided, further, that the proceeds of any Loans hereunder may not be used to finance the purchase or other acquisition of Stock in any Person if such purchase or acquisition is opposed by the board of directors of such Person.

SECTION 6.03.  Payment of Obligations, Etc. The Borrower shall pay and discharge, and cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent, all lawful claims and all taxes, assessments and governmental charges or levies unless the same are being contested in good faith by appropriate proceedings and adequate reserves therefor have been established on the books of the Borrower or one of its Subsidiaries in accordance with GAAP, provided all such non-payments, individually or in the aggregate, have no reasonable likelihood of having a Material Adverse Effect.

SECTION 6.04.  Insurance. The Borrower shall maintain, and cause each of its Subsidiaries to maintain, with financially sound and reputable independent insurers, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons.

SECTION 6.05.  Preservation of Corporate Existence, Etc. The Borrower shall preserve and maintain, and cause each of its Subsidiaries to preserve and maintain, its corporate existence, rights (charter and statutory) and franchises, except as permitted under Sections 7.05 and 7.07.

SECTION 6.06.  Access. The Borrower shall permit, and cause each of its Subsidiaries to permit, representatives of the Administrative Agent or any Lender to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Borrower and any of its Subsidiaries, and to discuss the affairs, finances and accounts of the Borrower and any of its Subsidiaries with any of their directors, officers and independent public accountants and authorize those accountants to disclose to such Person any and all financial statements and other information of any kind, including copies of any management letter or the substance of any oral information that such accountants may have with respect to the business, financial and other affairs of the Borrower or any of its Subsidiaries, all at the expense of the Borrower and at such times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided, however, that when an Event of Default exists, the Administrative Agent or any Lender may visit and inspect, at the expense of the Borrower, its records and properties at any time during business hours and without advance notice.

SECTION 6.07.  Keeping of Books. The Borrower shall maintain, and cause each of its Subsidiaries to maintain, proper books of record and account, in which full and correct entries shall be made of all financial transactions and matters involving the assets and business of the Borrower and each of its Subsidiaries in accordance with GAAP.

SECTION 6.08.  Maintenance of Properties. The Borrower shall maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its properties in good repair, working order and condition, and from time to time make or cause to be made all necessary and proper repairs, renewals, replacements and improvements so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, that nothing in this Section 6.08 shall prevent the Borrower or any of its Subsidiaries from discontinuing the operation and the maintenance of any of its properties if such discontinuance is, in the opinion of the Borrower, desirable in the conduct of its business and has no reasonable likelihood of having a Material Adverse Effect.

SECTION 6.09.  Financial Statements. The Borrower shall furnish to each Lender with a copy to the Administrative Agent, in form and details satisfactory to the Lenders and the Administrative Agent:

      (a) as soon as available, but not later than 45 days after the end of each of the first three quarters of each fiscal year of the Borrower, a copy of the unaudited consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such quarter and the related consolidated statements of income, shareholders' equity and cash flows for such quarter and for the period commencing at the end of the previous fiscal year and ending on the last day of such quarter, which statements shall be certified by the Chief Financial Officer of the Borrower as being complete and correct and fairly presenting, in accordance with GAAP, the financial position and results of operation of the Borrower and its Subsidiaries;

      (b) as soon as available, but not later than 90 days after the end of each fiscal year of the Borrower, a copy of the audited consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such year and the related consolidated statements of income, shareholders' equity and cash flows for the period commencing at the end of the previous fiscal year and ending with the end of such fiscal year, which statements shall be certified without qualification as to the scope of the audit by a nationally recognized independent public accounting firm and be accompanied by (i) a certificate of such accounting firm stating that such accounting firm has obtained no knowledge that a Default or an Event of Default has occurred and is continuing, or if such accounting firm has obtained such knowledge that a Default or an Event of Default has occurred and is continuing, a statement as to the nature thereof and (ii) copies of any letters to the management of the Borrower from such accounting firm; and

      (c) at the same time it furnishes each set of financial statements pursuant to paragraph (a) or (b) above, a certificate of the Chief Financial Officer of the Borrower (i) to the effect that no Default or Event of Default has occurred and is continuing (or, if any Default or Event of Default has occurred and is continuing, describing the same in reasonable detail and the action which the Borrower proposes to take with respect thereto) and (ii) commencing with the financial statements for December 31, 2001, a compliance certificate, in substantially the form of Exhibit

       6.09, setting forth in reasonable detail the computations necessary to determine whether the Borrower was in compliance with the financial covenants set forth in Section 7.13 and 7.14, in each case reconciling any differences between the numbers used in such calculations and those used in the preparation of such financial statements.

SECTION 6.10.  Reporting Requirements. The Borrower shall furnish to the Administrative Agent (and the Administrative Agent shall (other than in the case of clause (d) and, other than to the requesting Lender, clause (f) below) promptly furnish to the Lenders):

      (a) promptly after the commencement thereof, notice of all actions, suits and proceedings before any court or other Governmental Authority affecting the Borrower or any of its Subsidiaries which, individually or in the aggregate, has any reasonable likelihood of having a Material Adverse Effect;

      (b) promptly but not later than three Business Days after the Borrower becomes aware of the existence of (i) any Default or Event of Default, (ii) any breach or non-performance of, or any default under, any Contractual Obligation to which the Borrower or any of its Subsidiaries is a party which has any reasonable likelihood of having a Material Adverse Effect, or (iii) any Material Adverse Effect or any event or other development which has a reasonable likelihood of having a Material Adverse Effect, notice specifying the nature of such Default, Event of Default, breach, non-performance, default, Material Adverse Effect, event or development, including the anticipated effect thereof;

      (c) promptly after the sending or filing thereof, copies of all reports which the Borrower or any of its Subsidiaries sends to its security holders generally, and copies of all reports and registration statements which the Borrower or any of its Subsidiaries files with the Securities and Exchange Commission or any national securities exchange;

      (d) promptly after the creation or acquisition thereof, the name and jurisdiction of incorporation of each new Subsidiary of the Borrower;

      (e) promptly, but not later than five Business Days after the Borrower becomes aware of any change by Moody's or S&P in its Debt Rating, notice of such change; and

      (f) such other information respecting the business, prospects, properties, operations or the condition, financial or otherwise, of the Borrower or any of its Subsidiaries as any Lender through the Administrative Agent may from time to time reasonably request.

SECTION 6.11.  Notices Regarding ERISA. Without limiting the generality of the notice provisions contained in Section 6.10, the Borrower shall furnish to the Administrative Agent:

      (a) promptly and in any event (i) within 30 days after the Borrower or any member of its Controlled Group knows or has reason to know that any ERISA Event described in clause (a) of the definition of ERISA Event or any event described in Section 4063(a) of ERISA with respect to any Plan, and (ii) within ten days after the Borrower or any member of its Controlled Group knows or has reason to know that any other ERISA Event with respect to any Plan has occurred or a request for a minimum funding waiver under Section 412 of the Code with respect to any Plan has been made, a statement of the Chief Financial Officer of the Borrower describing such ERISA Event and the action, if any, which the Borrower or such member of its Controlled Group proposes to take with respect thereto together with a copy of the notice of such ERISA Event or other event, if required by the applicable regulations under ERISA, given to the PBGC;

      (b) promptly and in any event within five Business Days after receipt thereof by the Borrower or any member of its Controlled Group from the PBGC, copies of each notice received by the Borrower or any such member of its Controlled Group of the PBGC's intention to terminate any Plan or to have a trustee appointed to administer any Plan;

      (c) promptly and in any event within ten Business Days after receipt thereof, a copy of any correspondence the Borrower or any member of its Controlled Group receives from the Plan Sponsor (as defined by Section 4001(a)(10) of ERISA) of any Multiemployer Plan concerning potential withdrawal liability of the Borrower or any member of its Controlled Group pursuant to Section 4219 or 4202 of ERISA, and a statement from the Chief Financial Officer of the Borrower or such member of its Controlled Group setting forth details as to the events giving rise to such potential withdrawal liability and the action which the Borrower or such member of its Controlled Group proposes to take with respect thereto;

      (d) notification within 30 days of any material increase in the benefits under any existing Plan which is not a Multiemployer Plan, or the establishment of any new Plans, or the commencement of contributions to any Plan to which the Borrower or any member of its Controlled Group was not previously contributing;

      (e) notification within five Business Days after the Borrower or any member of its Controlled Group knows or has reason to know that the Borrower or any such member of its Controlled Group has or intends to file a notice of intent to terminate any Plan under a distress termination within the meaning of Section 4041(c) of ERISA and a copy of such notice; and

      (f) promptly after receipt of written notice of commencement thereof, notice of any action, suit and proceeding before any Governmental Authority affecting the Borrower or any member of its Controlled Group with respect to any Plan, except those which, in the aggregate, if adversely determined, could not have a Material Adverse Effect.

SECTION 6.12.  Employee Plans.

(a)  With respect to Plans other than a Multiemployer Plan, for each Plan intended to be qualified under Section 401(a) of the Code which is hereafter adopted or maintained by the Borrower or by any member of its Controlled Group, the Borrower shall or shall cause any such member of its Controlled Group to (i) seek and receive determination letters from the IRS to the effect that such Plan is qualified within the meaning of Section 401(a) of the Code; (ii) from and after the adoption of any such Plan, cause such Plan to be qualified within the meaning of Section 401(a) of the Code and to be administered in all material respects in accordance with the requirements of ERISA and Section 401(a) of the Code; (iii) make all required contributions by the due date (including permissible extensions) under Section 412 of the Code and Section 302 of ERISA; and (iv) not take any action which could reasonably be expected to cause such Plan not to be qualified within the meaning of Section 401(a) of the Code or not to be administered in all material respects in accordance with the requirements of ERISA and Section 401(a) of the Code.

      (b)  With respect to each Multiemployer Plan, the Borrower and each member of its Controlled Group will make any contributions required by such Multiemployer Plan.

SECTION 6.13.  Environmental Compliance; Notice. The Borrower shall, and cause each of its Subsidiaries to:

      (a) use and operate all of its facilities and properties in substantial compliance with all Environmental Laws, keep all necessary permits, approvals, certificates, license and other authorizations relating to environmental matters in effect and remain in substantial compliance therewith, and handle all Hazardous Materials in substantial compliance with all applicable Environmental Laws;

      (b) promptly upon receipt of all written claims, complaints, notices or inquiries relating to the condition of its facilities and properties or compliance with Environmental Laws, evaluate such claims, complaints, notices and inquiries and forward copies of (i) all such claims, complaints, notices and inquiries which individually have any reasonable likelihood of having a Material Adverse Effect and (ii) all such claims, complaints, notices and inquiries, arising from a single occurrence which together have any reasonable likelihood of having a Material Adverse Effect, and endeavor to promptly resolve all such actions and proceedings relating to compliance with Environmental Laws; and

      (c) provide such information and certifications which the Administrative Agent may reasonably request from time to time to evidence compliance with this Section 6.13.

SECTION 6.14.  Acquisition and Merger Agreement. The Borrower will use its best efforts to complete the Acquisition and consummate the Merger as soon as practicable and will not amend or waive without the approval of the Administrative Agent any material term or condition of the Merger Agreement or any other documentation related to the Acquisition delivered to the Administrative Agent or the Lenders prior to the date of this Agreement.

ARTICLE VII

Negative Covenants

  The Borrower hereby covenants and agrees that so as long as any Lender shall have any Commitment hereunder or any Loan or other Obligation shall remain unpaid or unsatisfied, unless the Majority Lenders shall waive compliance in writing:

SECTION 7.01.  Limitations on Liens. The Borrower shall not create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Lien upon or with respect to any of its properties, whether now owned or hereafter acquired, other than (subject to the final sentence of this Section 7.01) the following ("Permitted Liens"):

      (a) any Lien existing on the property of the Borrower or any of its Subsidiaries on the Effective Date and set forth in Schedule 7.01 and any extension, renewal and replacement of any such Lien; provided any such extension, renewal or replacement Lien is limited to the property or assets covered by the Lien extended, renewed or replaced and does not secure any Indebtedness in addition to that secured immediately prior to such extension, renewal and replacement;

      (b) any Lien created pursuant to any Loan Document;

      (c) Liens imposed by law, such as materialmen's, mechanics', warehousemen's, carriers', lessors' or vendors' Liens incurred by the Borrower or any of its Subsidiaries in the ordinary course of business which secure its payment obligations to any Person, provided (i) neither the Borrower nor any of its Subsidiaries is in default with respect to any payment obligation to such Person or the Borrower or the applicable Subsidiary is in good faith and by appropriate proceedings diligently contesting such obligation for which adequate reserves shall have been set aside on its books and (ii) such Liens have no reasonable likelihood of having, individually or in the aggregate, a Material Adverse Effect;

      (d) Liens for taxes, assessments or governmental charges or levies either not yet due and payable or to the extent that non-payment thereof shall be permitted by Section 6.03;

      (e)  Liens on the property of the Borrower or any of its Subsidiaries incurred, or pledges and deposits made, in the ordinary course of business in connection with worker's compensation, unemployment insurance, old-age pensions and other social security benefits, other than in respect of employee plans subject to ERISA;

      (f)  Liens on the property of the Borrower or any of its Subsidiaries securing (i) the performance of bids, tenders, statutory obligations, leases and contracts (other than for the repayment of borrowed money), (ii) obligations on surety and appeal bonds not exceeding in the aggregate $5,000,000 and (iii) other obligations of like nature incurred as an incident to and in the ordinary course of business, provided all such Liens in the aggregate have no reasonable likelihood (even if enforced) of having a Material Adverse Effect;

      (g) zoning restrictions, easements, licenses, reservations, restrictions on the use of real property or minor irregularities incident thereto which do not impair the value of any parcel of property material to the operation of the business of the Borrower and its Subsidiaries taken as a whole or the value of such property for the purpose of such business;

      (h) (i) purchase money liens or purchase money security interests (including in connection with capital leases) upon or in any property acquired or held by the Borrower or any of its Subsidiaries in the ordinary course of business to secure the purchase price of such property or to secure Indebtedness incurred solely for the purpose of financing the acquisition of such property and Liens existing on such property at the time of its acquisition (other than any such Lien created in contemplation of such acquisition) which Liens do not extend to any other property and do not secure Indebtedness exceeding the purchase price of such property;

      (ii) Liens (including in connection with capital leases) securing Indebtedness of the Borrower or any of its Subsidiaries incurred to finance all or some of the cost of construction of property (or to refinance Indebtedness so incurred upon completion of such construction) which Liens do not extend to any other property except to the unimproved real property upon which such construction will occur; provided the Indebtedness secured by such Liens is not incurred more than 90 days after the later of the completion of construction or the commencement of full operation of such property;

      (iii) Liens on property in favor of any Governmental Authority to secure partial, progress, advance or other payments, or performance of any other obligations, pursuant to any contract or statute or to secure any Indebtedness of the Borrower or any of its Subsidiaries incurred for the purpose of financing all or any part of the purchase price or the cost of construction of property subject to Liens (including in connection with capital leases) securing Indebtedness of the pollution control or industrial or other revenue bond type and which Liens do not extend to any other property; and

      (iv) in addition to Liens permitted under clauses (i) and (ii) above, Liens in connection with capital leases entered into by the Borrower or any of its Subsidiaries in connection with sale-leaseback transactions.

      provided, however, that the aggregate amount of Indebtedness secured by all Liens referred to in clauses (i), (ii), (iii) and (iv) of this paragraph (h) at any time outstanding, together with the Indebtedness secured by Liens permitted pursuant to paragraphs (i) and (l) below (and any extensions, renewals and refinancings of such Indebtedness) shall not, subject to the second proviso of paragraph (i) below, at any time exceed the Permitted Lien Basket;

      (i) Liens on assets of any corporation existing at the time such corporation becomes a Subsidiary of the Borrower or merges into or consolidates with the Borrower or any of its Subsidiaries, if such Liens (A) do not extend to any other property, (B) do not secure Indebtedness exceeding the fair market value of such property at the time such corporation becomes a Subsidiary of the Borrower or at the time of such merger or consolidation, and (C) were not created in contemplation of such corporation becoming a Subsidiary of the Borrower or of such merger or consolidation; provided, however, that the aggregate amount of Indebtedness secured by Liens referred to in this paragraph (i), together with the Indebtedness secured by Liens permitted pursuant to paragraph (h) above and paragraph (l) below (and any extensions, renewals and refinancings of such Indebtedness) shall not at any time exceed the Permitted Lien Basket; provided, further, however, that notwithstanding the foregoing limitation, the Borrower may incur, and permit its Subsidiaries to incur, Indebtedness secured by Liens referred to in this paragraph (i) which, when aggregated with the Indebtedness secured by Liens permitted pursuant to paragraph (h) above and paragraph (l) below, exceed the Permitted Lien Basket if, and only if, (x) such Indebtedness remains outstanding for a period of less than six months from the date on which such Indebtedness first exceeded the Permitted Lien Basket or (y) such Liens are released within six months;

      (j) Liens in respect of the Receivables Facility and Liens in respect of accounts sold by the Borrower and its Subsidiaries pursuant to a receivables purchase transaction permitted by Section 7.07(f);

      (k) judgment Liens in respect of judgments that do not constitute an Event of Default under clause (h), (i) or (j) of Article VIII;

      (l) Liens securing other Indebtedness of the Borrower or any of its Subsidiaries not expressly permitted by paragraphs (a) through (k); provided, however, that the aggregate amount of Indebtedness secured by Liens permitted pursuant to paragraphs (h) and (i) above and pursuant to this paragraph (l) (and any extensions, renewals and refinancings of such Indebtedness) shall not, subject to the second proviso of paragraph (i) above, at any time exceed the Permitted Lien Basket; and

      (m) any Lien on Excess Margin Stock.

      Notwithstanding anything contained in this Agreement to the contrary, the Borrower shall not create, incur or assume, or permit any of its Subsidiaries to create, incur or assume, any Priority Debt (other than Priority Debt resulting from the securing of existing Indebtedness with Excess Margin Stock), if after giving effect to such creation, incurrence or assumption the aggregate outstanding amount of Priority Debt at the time of such creation, incurrence or assumption would exceed 15% of the total consolidated assets (calculated as if the Merger had occurred as of the Effective Date) of the Borrower and its Subsidiaries at the most recent fiscal quarter end of the Borrower for which financial statements have been delivered under Section 6.09(a) or (b) (or prior to the first delivery of such financial statements, at the respective dates of the most recent financial statements for the Borrower and IBP referred to in Section 4.05(a) and (b)).

SECTION 7.02.  Limitation on Indebtedness. The Borrower shall not create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Indebtedness except (subject to the final sentence of this Section 7.02):

      (a) the Loans and any other Indebtedness under this Agreement or any other Loan Document;

      (b) Indebtedness existing on the Effective Date and set forth in Schedule 7.02, and any extension, renewal, refunding and refinancing thereof, provided that after giving effect to such extension, renewal, refunding or refinancing, (A) the principal amount thereof is not increased, (B) neither the tenor nor the remaining average life thereof is reduced and (C) the interest rate thereon is not increased; provided, however, that the industrial revenue bonds identified by an asterisk in Schedule 7.02 may be refinanced at an interest rate higher than the rate in effect immediately prior to such refinancing;

      (c) Indebtedness of the Borrower to any of its Subsidiaries, of any wholly-owned Subsidiary of the Borrower to the Borrower or of any wholly-owned Subsidiary of the Borrower to another Subsidiary of the Borrower;

      (d) surety bonds and appeal bonds required in the ordinary course of business or in connection with the enforcement of rights or claims of the Borrower or its Subsidiaries or in connection with judgments that do not result in a Default or an Event of Default;

      (e) trade debt (including Indebtedness for the purchase of farm products from contract growers and other similar suppliers but excluding Indebtedness for Borrowed Money) incurred by the Borrower or any of its Subsidiaries in the ordinary course of business in a manner and to an extent consistent with their past practices and necessary or desirable for the prudent operation of its businesses;

      (f) Indebtedness secured by Liens permitted pursuant to Section 7.01 subject to the limitations contained therein;

      (g) Indebtedness incurred in connection with the issuance of commercial paper;

      (h) Indebtedness under Hedging Agreements entered into in the ordinary course of business to hedge or mitigate risks to which the Borrower or any Subsidiary is exposed in the conduct of its business; and

      (i) other present and future unsecured Indebtedness provided at the time of, and immediately after giving effect to, the incurrence of such Indebtedness, no condition or event shall exist which constitutes an Event of Default.

      Notwithstanding anything contained in this Agreement to the contrary, the Borrower shall not create, incur or assume, or permit any of its Subsidiaries to create, incur or assume, any Priority Debt (other than Priority Debt resulting from the securing of existing Indebtedness with Excess Margin Stock), if after giving effect to such creation, incurrence or assumption the aggregate outstanding amount of Priority Debt at the time of such creation, incurrence or assumption would exceed 15% of the total consolidated assets (calculated as if the Merger had occurred as of the Effective Date) of the Borrower and its Subsidiaries at the most recent fiscal quarter end of the Borrower for which financial statements have been delivered under Section 6.09(a) or (b) (or prior to the first delivery of such financial statements, at the respective dates of the most recent financial statements for the Borrower and IBP referred to in Section 4.05(a) and (b)).

SECTION 7.03.  Sale-Leaseback Transactions. The Borrower shall not create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any obligation, for the payment of rent or otherwise, in connection with a sale-leaseback transaction, except (subject to the final sentence of this Section 7.03 and subject to the limitations set forth in Section 7.01(h)) capital leases entered into by the Borrower or any of its Subsidiaries after the Effective Date in connection with sale-leaseback transactions; provided (i) immediately prior to giving effect to such lease, the property subject to such lease was sold by the Borrower or any such Subsidiary to the lessor pursuant to a transaction permitted under Section 7.07 and (ii) no Event of Default exists or would occur as a result of such sale and subsequent lease.

      Notwithstanding anything contained in this Agreement to the contrary, the Borrower shall not create, incur or assume, or permit any of its Subsidiaries to create, incur or assume, any Priority Debt (other than Priority Debt resulting from the securing of existing Indebtedness with Excess Margin Stock), if after giving effect to such creation, incurrence or assumption the aggregate outstanding amount of Priority Debt at the time of such creation, incurrence or assumption would exceed 15% of the total consolidated assets (calculated as if the Merger had occurred as of the Effective Date) of the Borrower and its Subsidiaries at the most recent fiscal quarter end of the Borrower for which financial statements have been delivered under Section 6.09(a) or (b) (or prior to the first delivery of such financial statements, at the respective dates of the most recent financial statements for the Borrower and IBP referred to in Section 4.05(a) and (b)).

SECTION 7.04.  Restricted Payments. The Borrower shall not, and shall not permit any of its Subsidiaries to, declare, pay or authorize any Restricted Payment if (a) any such Restricted Payment is not paid out of Consolidated Net Income Available for Restricted Payments, (b) at the time of, and immediately after, the making of any such Restricted Payment (or the declaration of any dividend except a stock dividend) a Default or Event of Default has occurred and is continuing or (c) the making of any such Restricted Payment would cause the Leverage Ratio to exceed the percentage pursuant to Section 7.13 which the Borrower will be required to maintain as of the end of the fiscal quarter during which such Restricted Payment is to be made.

SECTION 7.05.  Mergers, Etc. The Borrower shall not merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to any Person, or, except as permitted pursuant to Section 7.06, acquire all or substantially all of the Stock of any Person, or acquire all or substantially all of the assets of any Person (other than live inventory) or enter into any joint venture or partnership with, any Person, or permit any of its Subsidiaries to do so; provided, however, that:

      (a) the Borrower may merge with a wholly-owned Subsidiary of the Borrower so long as (i) the Borrower is the surviving corporation and (ii) at the time of, and immediately after giving effect to, such merger, no condition or event shall exist which constitutes an Event of Default;

      (b) any wholly-owned direct or indirect Subsidiary of the Borrower may merge with or into any other wholly-owned direct or indirect Subsidiary of the Borrower or acquire Stock of any other wholly-owned direct or indirect Subsidiary of the Borrower;

      (c) the Borrower or any Subsidiary of the Borrower may acquire all or substantially all of the Stock or all or substantially all of the assets of any Person, provided (i) at the time of, and immediately after giving effect to such acquisition, no condition or event shall exist which constitutes an Event of Default, (ii) the Borrower shall be in pro forma compliance with the financial covenants set forth in Sections 7.13 and 7.14, assuming such acquisition occurred on the first day of the four fiscal quarter period most recently ended, (iii) until such time as the commitments under each of the Bridge Facility and the Receivables Bridge Facility shall have been terminated, and all outstanding loans thereunder shall have been repaid in full (the "Bridge Termination Date"), the Borrower shall have obtained, and delivered to the Administrative Agent, written confirmations from S&P and Moody's that, immediately after giving effect to such acquisition, (x) the Borrower will maintain ratings of its Index Debt of at least BBB by S&P and Baa3 by Moody's, (y) neither of such ratings is under review for possible downgrade and (z) the Borrower has not been placed on credit watch with negative implications by either such rating agency and (iv) after the Bridge Termination Date and prior to October 2, 2004, with respect to any such acquisition involving consideration in excess of $300,000,000, the Borrower shall either (A) have obtained, and delivered to the Administrative Agent, a written confirmation from either S&P or Moody's that, immediately after giving effect to such acquisition, (x) the Borrower will maintain a rating of its Index Debt of at least BBB- by S&P or Baa3 by Moody's, as the case may be, (y) such rating is not under review for possible downgrade and (z) the Borrower has not been placed on credit watch with negative implications by such rating agency or (B) have delivered to the Administrative Agent a certificate of the Chief Financial Officer of the Borrower certifying that on a pro forma basis, giving effect to such acquisition (but without giving effect to any projected cost savings related thereto) as if the acquisition had occurred as of the first day of the four consecutive fiscal quarter period of the Borrower most recently ended, the Leverage Ratio of the Borrower is 3.50:1.00 or lower, which certificate shall set forth in reasonable detail satisfactory to the Administrative Agent the computations necessary to determine such Leverage Ratio; and

      (d) the Borrower or any Subsidiary of the Borrower may merge with any other corporation permitted to be acquired pursuant to paragraph (c) above, provided (i) at the time of, and immediately after giving effect to, such merger, no condition or event shall exist which constitutes an Event of Default and (ii) and after such merger, the surviving corporation is the Borrower or a Subsidiary of the Borrower, respectively.

SECTION 7.06.  Investments in Other Persons. The Borrower shall not make, or permit any of its Subsidiaries to make, any loan or advance to any Person (other than accounts receivable created in the ordinary course of business); or, except as permitted under Section 7.04 or 7.05, purchase or otherwise acquire, or permit any of its Subsidiaries to purchase or otherwise acquire, any Stock or other equity interest or Indebtedness of any Person, or make, or permit any of its Subsidiaries to make, any capital contribution to, or otherwise invest in, any Person, except:

      (a) Permitted Investments;

      (b) investments existing on the date hereof in any Person;

      (c) loans, advances, credit support, or other investments in any Person or Persons, in amounts which do not exceed in the aggregate at any time outstanding 5% of the consolidated total assets of the Borrower and its Subsidiaries as at the last day of the most recently ended fiscal quarter of the Borrower;

      (d) the acquisition by the Borrower or any of its wholly-owned Subsidiaries of Stock of a Subsidiary of the Borrower;

      (e) intercompany Indebtedness permitted pursuant to Section 7.02(d); and

      (f) loans or advances made by the Borrower or any of its Subsidiaries to employees of the Borrower or any of its Subsidiaries not to exceed an aggregate of $5,000,000.

SECTION 7.07.  Assets. The Borrower shall not sell, assign, transfer or otherwise dispose of any of its assets, or permit any of its Subsidiaries to sell, assign, transfer or otherwise dispose of any of its assets, except:

      (a) the sale or disposition of inventory and farm products in the ordinary course of business;

      (b) the sale or disposition in the ordinary course of business of any assets which have become obsolete or surplus to the business of the Borrower or any of its Subsidiaries, or has no remaining useful life, in each case as reasonably determined in good faith by the Borrower or such Subsidiary, as the case may be;

      (c) the periodic sales to third parties of live inventory and related products and services under grow out contracts;

      (d) Permitted Dispositions;

      (e) the sale or disposition of Permitted Investments;

      (f) the sale of accounts or other receivables by the Borrower and its Subsidiaries in connection with the Receivables Facility or to a special purpose bankruptcy remote Subsidiary or a third party for not less than the fair value thereof, without recourse (other than to any such special purpose Subsidiary), in connection with a receivables purchase transaction; and

      (g) the sale or disposition of Excess Margin Stock for not less than the fair value thereof.

SECTION 7.08.  Change in Nature of Business. The Borrower shall not, and shall not permit any of its Subsidiaries to, engage to any substantial extent in any business other than the production, marketing and distribution of food products and any related food or agricultural products, processes or business.

SECTION 7.09.  Transactions with Affiliates, Etc. The Borrower shall not:

      (a) enter into or be a party to, or permit any of its Subsidiaries to enter into or be a party to, any transaction with any Affiliate of the Borrower or any such Subsidiary except (i) as otherwise expressly permitted herein or (ii) in the ordinary course of business, to the extent consistent with past practices, so long as any such transaction individually and in the aggregate with other such transactions has no reasonable likelihood of having a Material Adverse Effect; or

      (b) enter into, or permit any of its Subsidiaries to enter into, any agreement that prohibits, limits or restricts any repayment of loans or advances or other distributions to the Borrower by any of its respective Subsidiaries, or that restricts any such Subsidiary's ability to declare or make any dividend payment or other distribution on account of any shares of any class of its capital stock or on its ability to acquire or make a payment in respect thereof; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by this Agreement, (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 7.09 (but shall apply to any extension, renewal, amendment or modification that expands the scope of any such restriction or condition) and (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder.

SECTION 7.10.  Margin Regulations.

(a) The Borrower shall not use the proceeds of any Loan in violation of Regulation T, U or X of the Board of Governors of the Federal Reserve System.

      (b) The Borrower will not, and will not permit any of its Subsidiaries to, (other than in connection with the Acquisition) purchase or otherwise acquire Margin Stock if, after giving effect to any such purchase or acquisition, Margin Stock owned by the Borrower and its Subsidiaries would represent more than 25% of the assets of the Borrower and its Subsidiaries on a consolidated basis (valued in accordance with Regulation U).

SECTION 7.11.  Compliance with ERISA. The Borrower shall not, directly or indirectly, permit any member of the Controlled Group of the Borrower to, directly or indirectly:

      (a) terminate any Plan so as to result in any material liability (in the opinion of the Majority Lenders exercised reasonably) to the Borrower or any member of its Controlled Group;

      (b) permit to exist any ERISA Event, or any other event or condition which presents the risk of a material liability (in the opinion of the Majority Lenders exercised reasonably) of the Borrower or any member of its Controlled Group;

      (c) make a complete or partial withdrawal (within the meaning of Section 4201 of ERISA) from any Multiemployer Plan so as to result in any material liability (in the opinion of the Majority Lenders exercised reasonably) to the Borrower or any member of its Controlled Group;

      (d) enter into any new Plan or modify any existing Plan so as to increase its obligations thereunder except in the ordinary course of business consistent with past practice which has any reasonable likelihood of resulting in material liability to the Borrower or any member of its Controlled Group; or

      (e) permit the present value of all benefit liabilities, as defined in Title IV of ERISA, under each Plan of the Borrower or any member of its Controlled Group (using each Plan's actuarial assumptions upon termination of such Plan) to materially (in the opinion of the Majority Lenders exercised reasonably) exceed the fair market value of Plan assets allocable to such benefits all determined as of the most recent valuation date for each such Plan.

SECTION 7.12.  Speculative Transactions. The Borrower shall not engage or permit any of its Subsidiaries to engage in any transaction involving commodity options or futures contracts other than in the ordinary course of business consistent with past transactions.

SECTION 7.13.  Leverage Ratio. The Borrower shall not permit the Leverage Ratio at any time during any of the periods set forth below to exceed the ratio set forth opposite such period:

Period	Ratio
December 29, 2001 through March 29, 2002	5.25:1.00
March 30, 2002 through June 28, 2002	4.95:1.00
June 29, 2002 through September 27, 2002	4.75:1.00
September 28, 2002 through December 27, 2002	4.50:1.00
December 28, 2002 through March 28, 2003	4.25:1.00
March 29, 2003 through September 26, 2003	4.00:1.00
September 27, 2003 through October 1, 2004	3.75:1.00
October 2, 2004 through September 30, 2005	3.50:1.00
October 1, 2005 and thereafter	3.00:1.00
SECTION 7.14.  Interest Expense Coverage Ratio. The Borrower shall not permit the ratio of (i) Consolidated EBITDA to (ii) Consolidated Interest Expense, in each case for the period of four consecutive fiscal quarters ending during any period set forth below to be less than the ratio set forth opposite such period:

Period	Ratio
December 29, 2001	2.50:1.00
December 30, 2001 through March 30, 2002	2.75:1.00
March 31, 2002 through June 28, 2003	3.00:1.00
June 29, 2003 through June 26, 2004	3.25:1.00
June 27, 2004 and thereafter	3.50:1.00

ARTICLE VIII

Events of Default

SECTION 8.01.  Events of Default. The term "Event of Default" shall mean any of the events set forth in this Section 8.01.

      (a) Non-Payment. The Borrower shall (i) fail to pay when and as required to be paid herein, any amount of principal of any Loan; or (ii) fail to pay within three Business Days after the same shall become due and payable, any amount of interest on any Loan or any fee or other amount payable hereunder or under any other Loan Document or any other Obligation;

      (b) Representations and Warranties. Any representation or warranty made by the Borrower in this Agreement or in any other Loan Document, or which is contained in any certificate, document or financial or other statement delivered at any time under or in connection with this Agreement or any other Loan Document shall prove to have been incorrect or untrue in any material respect when made or deemed made;

      (c) Specific Defaults. The Borrower shall fail to perform or observe any term, covenant or agreement contained in Article VII or Section 6.02, 6.05 (with respect to the Borrower's existence), or 6.10(b);

      (d) Other Defaults. The Borrower shall fail to perform or observe any other term or covenant contained in this Agreement or any other Loan Document, and such Default shall continue unremedied for a period of 30 days after the date upon which written notice thereof shall have been given to the Borrower by the Administrative Agent;

      (e) Default under Other Agreements. Any default shall occur under the Five-Year Credit Agreement, the Bridge Facility, the Receivables Facility, the Receivables Bridge Facility or under any other Indebtedness of the Borrower (other than any default under any agreement to which the Borrower and one or more Lenders are party to the extent such default results from the transfer or pledge of Excess Margin Stock) or any of its Subsidiaries having an aggregate outstanding principal amount of $10,000,000 or more or under one or more Hedging Agreements of the Borrower or any of its Subsidiaries resulting in aggregate net obligations of $10,000,000 or more and such default shall:

      (i)  consist of the failure to pay any Indebtedness when due (whether at scheduled maturity, by required prepayment, acceleration, demand or otherwise) after giving effect to any applicable grace or notice period; or

      (ii)  result in, or continue unremedied for a period of time sufficient to permit, the acceleration of such Indebtedness or the early termination of such Hedging Agreement;

      (f) Bankruptcy or Insolvency. The Borrower or any of its Subsidiaries shall:

      (i)  cease to be Solvent or generally fail to pay, or admit in writing its inability to pay, its debts as they become due;

      (ii)  commence an Insolvency Proceeding;

      (iii)  voluntarily cease to conduct its business in the ordinary course; or

      (iv)  take any action to effectuate or authorize any of the foregoing;

      (g) Involuntary Proceedings.

      (i)  An involuntary Insolvency Proceeding shall be commenced against the Borrower or any of its Subsidiaries or any writ, judgment, warrant of attachment, execution or similar process shall be issued or levied against a substantial part of the Borrower's, or any of its Subsidiaries' properties, and any such proceeding or petition shall not be dismissed, or such writ, judgment, warrant of attachment, execution or similar process shall not be released, vacated or fully bonded within 60 days after commencement, filing or levy;

      (ii)  the Borrower or any of its Subsidiaries shall admit in writing the material allegations of a petition against it in any Insolvency Proceeding, or an order for relief (or similar order under non-United States law) against the Borrower or such Subsidiary is ordered in any Insolvency Proceeding; or

      (iii)  the Borrower or any of its Subsidiaries shall acquiesce in the appointment of a receiver, trustee, custodian, conservator, liquidator, mortgagee in possession (or agent therefor) or other similar Person for itself or a substantial portion of its property or business;

      (h)  Judgments. One or more judgments for the payment of money in an aggregate amount in excess of $10,000,000 shall be rendered against the Borrower, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any Subsidiary to enforce any such judgment;

      (i) ERISA. With respect to any Plan:

      (i)  the Borrower, any member of its Controlled Group or any other party-in-interest or disqualified Person shall engage in transactions which in the aggregate have a reasonable likelihood of resulting in a direct or indirect liability to the Borrower or any member of its Controlled Group in excess of $10,000,000 under Section 409 or 502 of ERISA or Section 4975 of the Code;

      (ii)  the Borrower or any member of its Controlled Group shall incur any accumulated funding deficiency, as defined in Section 412 of the Code, in the aggregate in excess of $10,000,000, or request a funding waiver from the IRS for contributions in the aggregate in excess of $10,000,000;

      (iii)  the Borrower or any member of its Controlled Group shall incur any withdrawal liability in the aggregate in excess of $10,000,000 as a result of a complete or partial withdrawal from a Multiemployer Plan within the meaning of Section 4203 or 4205 of ERISA;

      (iv)  the Borrower or any member of its Controlled Group shall fail to make a required contribution by the due date (including any permissible extensions) under Section 412 of the Code or Section 302 of ERISA which would result in the imposition of a Lien under Section 412 of the Code or Section 302 of ERISA;

      (v) the Borrower, any member of its Controlled Group or any Plan sponsor shall notify the PBGC of an intent to terminate in a distressed termination, or the PBGC shall institute proceedings to terminate, a Plan;

      (vi)  a Reportable Event shall occur with respect to a Plan, and within 15 days after the reporting of such Reportable Event to the Majority Lenders, the Majority Lenders shall have notified the Borrower in writing that (A) they have made a determination that, on the basis of such Reportable Event, there are reasonable grounds for the termination of such Plan by the PBGC or for the appointment by the appropriate United States District Court of a trustee to administer such Plan and (B) as a result thereof a Default or an Event of Default shall occur hereunder;

      (vii)  a trustee shall be appointed by a court of competent jurisdiction to administer any Plan or the assets thereof;

      (viii)  the benefits of any Plan shall be increased (other than in the ordinary course of business consistent with past practice), or the Borrower or any member of its Controlled Group shall begin to maintain, or begin to contribute to, any Plan, without the prior written consent of the Majority Lenders; or

      (ix)  any ERISA Event with respect to a Plan shall have occurred, and 30 days thereafter (A) such ERISA Event shall not have been corrected and (B) the then present value of such Plan's benefit liabilities, as defined in Title IV of ERISA, shall exceed the then current value of assets accumulated in such Plan;

provided, however, that the events listed in clauses (v)-(ix) of this paragraph (i) shall constitute Events of Default only if, as of the date thereof or any subsequent date, the maximum amount of liability the Borrower or any member of its Controlled Group could incur in the aggregate under Section 4062, 4063, 4064, 4219 or 4243 of ERISA or any other provision of law with respect to all such Plans, computed by the actuary of the Plan taking into account any applicable rules and regulations of the PBGC at such time, and based on the actuarial assumptions used by the Plan, resulting from or otherwise associated with such event exceeds $10,000,000;

      (j)  Change in Control. Mr. Don Tyson, the Tyson Limited Partnership and "members of the same family" of Mr. Don Tyson as defined in Section 447(e) of the Code shall cease to have at least 51% of the total combined voting power of the outstanding Stock of the Borrower; or

      (k)  Guarantee Agreement. At any time after the delivery of the Guarantee Agreement, the Guarantee Agreement shall not for any reason be, or shall be asserted by the Borrower or IBP not to be, in full force and effect and enforceable against IBP in all material respects in accordance with its terms.

SECTION 8.02.  Remedies. If any Event of Default shall have occurred and be continuing, the Administrative Agent shall at the request of, or may with the consent of, the Majority Lenders:

      (a) declare the Commitment of each Lender to be terminated, whereupon such Commitment shall forthwith be terminated; and/or

      (b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon and all other Obligations payable hereunder or under any other Loan Document to be immediately due and payable, whereupon the Loans, all such interest and all such Obligations shall become and be forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

      provided, however, that upon the occurrence of any event specified in Section 8.01(f) or (g) with respect to the Borrower, the Commitment of each Lender to make Loans shall automatically terminate and the unpaid principal amount of all outstanding Loans and all interest accrued thereon and all other Obligations shall automatically become due and payable without further action of the Administrative Agent or any Lender.

SECTION 8.03.  Rights Not Exclusive. The rights provided for in this Agreement and the other Loan Documents are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by law or in equity, or under any other instrument, document or agreement now existing or hereafter arising.

ARTICLE IX

The Administrative Agent

SECTION 9.01.  Appointment. Each Lender hereby irrevocably appoints, designates and authorizes the Administrative Agent to take such action on its behalf under the provisions of this Agreement or any other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement or in any other Loan Document, the Administrative Agent shall not have any duties or responsibilities except those expressly set forth herein or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.

SECTION 9.02.  Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement and any other Loan Document by or through employees, agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects with reasonable care.

SECTION 9.03.  Liabilities of Agents.

(a) Neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (a) liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document (except for its own gross negligence or willful misconduct), or (b) responsible in any manner to any of the Lenders for any recital, statement, representation or warranty made by the Borrower or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document or for the value of any collateral or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of the Borrower to perform its obligations hereunder or thereunder. The Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of the Borrower or any of its Subsidiaries.

      (b) Each party to this Agreement acknowledges that none of the Syndication Agent, the Documentation Agent or any of the Co-Documentation Agents shall have any duties, responsibilities, obligations or authority under this Agreement or any other Loan Document in such capacity.

SECTION 9.04.  Reliance by Administrative Agent.

(a)  The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter or facsimile message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon any advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Majority Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request from or the consent of the Majority Lenders and such request or consent and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans or any portion thereof.

      (b)  For purposes of determining compliance with the conditions specified in Section 5.01, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Administrative Agent responsible for the transactions contemplated by the Loan Documents shall have received notice from such Lender prior to the Effective Date specifying its objection thereto and either such objection shall not have been withdrawn by notice to the Administrative Agent to that effect or such Lender shall not have made available to the Administrative Agent such Lender's Percentage Share of such Borrowing.

SECTION 9.05.  Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to payment defaults, unless the Administrative Agent shall have received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default". In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give prompt notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be requested by the Majority Lenders in accordance with Article VIII; provided however, that unless and until the Administrative Agent shall have received any such request from the Majority Lenders, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

SECTION 9.06.  Credit Decision. Each Lender expressly acknowledges that neither the Administrative Agent nor any of its Affiliates nor any officer, director, employee, agent, attorney-in-fact of any of them has made any representation or warranty to it and that no act by the Administrative Agent hereinafter taken, including any review of the affairs of the Borrower and its Subsidiaries, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, properties, operations or condition, financial or otherwise, and creditworthiness of the Borrower and made its own decision to enter into this Agreement and extend credit to the Borrower hereunder. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement, and to make such investigations as it deems necessary to inform itself as to the business, prospects, properties, operations or condition, financial or otherwise, and creditworthiness of the Borrower. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, properties, operations or condition, financial or otherwise, and creditworthiness of the Borrower which may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

SECTION 9.07.  Indemnification. To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent under Section 10.04 or 10.05, each Lender severally agrees to pay to the Administrative Agent, such Lender's respective Percentage Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed cost or expense or indemnified claim, action, proceeding, suit, damage, loss, liability or related cost or expense, as the case may be, was incurred by or asserted against the Administrative Agent in its capacity as such.

SECTION 9.08.  Administrative Agent in Individual Capacity. The Chase Manhattan Bank and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower and its Subsidiaries as though The Chase Manhattan Bank were not the Administrative Agent hereunder. With respect to its Loans, The Chase Manhattan Bank shall have the same rights and powers under this Agreement as any Lender and may exercise the same as though it were not the Administrative Agent, and the terms "Lender" and "Lenders" shall include The Chase Manhattan Bank in its individual capacity.

SECTION 9.09.  Successor Administrative Agent. The Administrative Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower. Upon any such resignation, the Majority Lenders shall have the right to appoint a successor Administrative Agent which shall be a commercial bank organized or chartered under the laws of the United States of America or of any State thereof and having combined capital and surplus of at least $500,000,000. If no successor Administrative Agent shall have been so appointed by the Majority Lenders, and shall have accepted such appointment, within 30 days after the notice of resignation of the retiring Administrative Agent, then the retiring Administrative Agent may, on behalf of the Lenders, with the consent of the Borrower, which shall not be unreasonably withheld, appoint a successor Administrative Agent which shall be a commercial bank organized or chartered under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $500,000,000. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. After any retiring Administrative Agent's resignation as Administrative Agent, the provisions of this Article IX and Sections 10.04 and 10.05 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.

ARTICLE X

Miscellaneous

SECTION 10.01.  Notices, Etc. All notices, requests and other communications provided to any party under this Agreement shall, unless otherwise expressly specified herein, be in writing (including by facsimile) and mailed by overnight delivery, transmitted by facsimile or delivered: if to the Borrower, to its address specified on the signature pages hereof; if to any Lender, to it at its address (or facsimile number) set forth in its Administrative Questionnaire; and if to the Administrative Agent, to its address specified on the signature pages hereof; or, as to the Borrower or the Administrative Agent, at such other address as shall be designated by such party in a written notice to the other parties and, as to each other party, at such other address as shall be designated by such party in a written notice to the Borrower and the Administrative Agent; provided, that notices and other communications required under Article V or VI hereof by the Borrower or the Administrative Agent to the Lenders may be transmitted via electronic transmission. All such notices and communications shall be effective, if transmitted by facsimile, when transmitted by facsimile and confirmed by telephone or facsimile, or, if mailed by overnight delivery or delivered, upon delivery, except that notices and communications to the Administrative Agent pursuant to Article II or IX shall not be effective until received by the Administrative Agent.

SECTION 10.02.  Amendments, Etc. No amendment or waiver of any provision of this Agreement or of any other Loan Document, and no consent to any departure by the Borrower herefrom or therefrom, shall in any event be effective unless the same shall be in writing, acknowledged by the Administrative Agent and signed or consented to by the Majority Lenders and the Borrower, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall do any of the following:

      (a) increase the Commitment of any Lender (other than by assignment) or subject any Lender to any additional monetary obligation without the written consent of such Lender;

      (b) reduce the principal of, or interest on, any Committed Loan or any fees payable hereunder without the written consent of each Lender affected thereby;

      (c) extend the Termination Date or the Maturity Date or any date fixed for any payment of interest on, the Committed Loans or any fees payable hereunder without the written consent of each Lender affected thereby;

      (d) change Section 2.06(b) in a manner that would alter the pro rata treatment of Lenders required thereby or change Section 3.06 in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender;

      (e) release IBP from its obligations under the Guarantee Agreement, without the written consent of each Lender;

      (f) change the percentage of the Commitments or the percentage of the aggregate unpaid principal amount of the Loans which shall be required for the Lenders or any of them to take any action hereunder without the written consent of each Lender; or

      (g) amend this Section 10.02 without the written consent of each Lender.

SECTION 10.03.  No Waiver; Remedies. No failure on the part of any Lender or the Administrative Agent to exercise, and no delay in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, remedy, power or privilege preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

SECTION 10.04.  Costs and Expenses. The Borrower agrees to pay on demand:

      (a) all costs and expenses incurred by the Administrative Agent, the Syndication Agent or the Documentation Agent in connection with the preparation, execution, delivery, administration, modification and amendment of this Agreement or any other Loan Document or any other document to be delivered hereunder or thereunder or in connection with the transactions contemplated hereby or thereby, or with respect to advising the Administrative Agent as to its rights and responsibilities under the Loan Documents, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, the Syndication Agent or the Documentation Agent (including the allocated cost of in-house counsel);

      (b) all costs and expenses incurred by the Administrative Agent or any Lender in connection with the enforcement or preservation of any rights under this Agreement or any other Loan Document or in connection with any restructuring or "work-out" (whether through negotiations, legal proceedings or otherwise), including the reasonable fees, charges and disbursements of counsel for the Administrative Agent or such Lender (including the allocated cost of in-house counsel); and

      (c) all costs and expenses of the Administrative Agent incurred in connection with due diligence, transportation, use of computers, duplication, appraisals, surveys, audits, insurance, consultants and search reports and all filing and recording fees and title insurance premiums.

SECTION 10.05.  Indemnity.

(a)  The Borrower agrees to indemnify, defend, reimburse and hold harmless the Administrative Agent, the Syndication Agent, the Documentation Agent, each Co-Documentation Agent, each Lender and each of their Affiliates, and each of their respective directors, officers, employees, agents and advisors (each, an "Indemnified Party") from and against all claims, actions, proceedings, suits, damages, losses, liabilities, costs and expenses, including the reasonable fees, charges and disbursements of counsel (including the allocated cost of in-house counsel) which may be incurred by or asserted against any Indemnified Party in connection with, or arising out of, or relating to (i) any transaction or proposed transaction (whether or not consummated) financed or to be financed, in whole or in part, directly or indirectly, with the proceeds of any Borrowing or otherwise contemplated in this Agreement; (ii) the entering into and performance of this Agreement and any other Loan Document by the Administrative Agent, the Syndication Agent, the Documentation Agent, any Co-Documentation Agent or any Lender or any action or omission of the Borrower in connection therewith; or (iii) any investigation, litigation, suit, action or proceeding (regardless of whether an Indemnified Party is a party thereto) which relates to any of the foregoing or to any Environmental Claim, unless and to the extent such claim, action, proceeding, suit, damage, loss, liability, cost or expense was solely attributable to such Indemnified Party's gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction.

      (b)  The Administrative Agent, the Syndication Agent, the Documentation Agent, each Co-Documentation Agent and each Lender agree that in the event that any investigation, litigation, suit, action or proceeding is asserted or threatened in writing or instituted against it or any other Indemnified Party, or any remedial, removal or response action is requested of it or any other Indemnified Party, for which the Administrative Agent, the Syndication Agent, the Documentation Agent, any Co-Documentation Agent or any Lender may desire indemnity or defense hereunder, the Administrative Agent, the Syndication Agent, the Documentation Agent, such Co-Documentation Agent or such Lender shall promptly notify the Borrower in writing.

      (c)  The Borrower at the request of the Administrative Agent, the Syndication Agent, the Documentation Agent, any Co-Documentation Agent or any Lender shall have the obligation to defend against such investigation, litigation, suit, action or proceeding or requested remedial, removal or response action, and the Administrative Agent, the Syndication Agent, the Documentation Agent and the Co-Documentation Agents, in any event, may participate in the defense thereof with legal counsel of the Administrative Agent's choice. In the event that the Administrative Agent, the Syndication Agent, the Documentation Agent, any Co-Documentation Agent or any Lender requests the Borrower to defend against such investigation, litigation, suit, action or proceeding or requested remedial, removal or response action, the Borrower shall promptly do so and the Administrative Agent, the Syndication Agent, the Documentation Agent, the affected Co-Documentation Agent or the affected Lender shall have the right to have legal counsel of its choice participate in such defense. No action taken by legal counsel chosen by the Administrative Agent or any Lender in defending against any such investigation, litigation, suit, action or proceeding or requested remedial, removal or response action shall vitiate or any way impair the Borrower's obligations and duties hereunder to indemnify and hold harmless any Indemnified Party.

SECTION 10.06.  Right of Set-off. Upon the occurrence and during the continuation of any Event of Default, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of the Borrower against any and all of the Obligations, whether or not such Lender shall have made any demand under this Agreement. Each Lender agrees promptly to notify the Borrower after any such set-off and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender under this Section 10.06 are in addition to any other rights and remedies (including other rights of set-off) which such Lender may have.

SECTION 10.07.  Binding Effect. The provisions of this Agreement shall be binding upon and inure to the benefit of the Borrower, the Administrative Agent and each Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign or transfer its rights or obligations hereunder or any interest herein without the prior written consent of all the Lenders.

SECTION 10.08.  Assignments, Participations, Etc.

(a) Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Affiliates of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

      (b) Any Lender may assign to one or more assignees (each, an "Assignee") all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that (i) except in the case of an assignment to a Lender or a Lender Affiliate, each of the Borrower and the Administrative Agent must give their prior written consent to such assignment (which consent shall not be unreasonably withheld), (ii) except in the case of an assignment to a Lender or a Lender Affiliate or an assignment of the entire remaining amount of the assigning Lender's Commitment, the amount of the Commitment of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, (iii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender's rights and obligations under this Agreement, except that this clause (iii) shall not apply to rights in respect of outstanding Bid Loans, (iv) the Assignee and the Assignor in respect of each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500, and (v) the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire; and provided further that any consent of the Borrower otherwise required under this paragraph shall not be required if an Event of Default under clause (f) or (g) of Section 8.01 has occurred and is continuing. Subject to acceptance and recording thereof pursuant to paragraph (d) of this Section, from and after the effective date specified in each Assignment and Acceptance the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.05, 3.08, 3.09, 3.10, 3.11 and 10.05)(but only to the extent such Lender notifies the Borrower of any claim under such Section within 90 days after it obtains knowledge thereof). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (e) of this Section.

      (c) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices in the United States a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the "Register"). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

      (d) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an Assignee, the Assignee's completed Administrative Questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

      (e) Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (each a "Participant") in all or a portion of such Lender's rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (i) such Lender's obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the proviso to Section 10.02 that affects such Participant. Subject to paragraph (f) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.05 (other than 3.05(f)), 3.06, 3.08, 3.09 and

       3.10 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.06 as though it were a Lender, provided such Participant agrees to be subject to Section 3.06 as though it were a Lender.

      (f) A Participant shall not be entitled to receive any greater payment under Section 3.05, 3.08, 3.09 or 3.10 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower's prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.05 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 3.05(f) as though it were a Lender.

      (g)  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.

SECTION 10.09.  Confidentiality. Each Lender agrees to take normal and reasonable precautions and exercise due care to maintain the confidentiality of all non-public information provided to it by the Borrower or by the Administrative Agent on the Borrower's behalf in connection with this Agreement or any other Loan Document and agrees and undertakes that neither it nor any of its Affiliates shall use any such information for any purpose or in any manner other than pursuant to the terms contemplated by this Agreement. Any Lender may disclose such information (a) at the request of any bank regulatory authority or in connection with an examination of such Lender by any such authority; (b) pursuant to subpoena or other court process; (c) when required to do so in accordance with the provisions of any applicable law; (d) at the express direction of any agency of any State of the United States of America or of any other jurisdiction in which such Lender conducts its business; and (e) to such Lender's affiliates, independent auditors, counsel and other professional advisors. Notwithstanding the foregoing, the Borrower authorizes each Lender to disclose to any Participant or Assignee and any prospective Participant and Assignee such financial and other information in such Lender's possession concerning the Borrower or its Subsidiaries which has been delivered to the Lenders pursuant to this Agreement or any other Loan Document or which has been delivered to the Lenders by the Borrower in connection with the Lenders' credit evaluation of the Borrower prior to entering into this Agreement; provided, however, that such Participant or Assignee or prospective Participant or Assignee agrees in writing to such Lender to keep such information confidential to the same extent required of the Lenders hereunder.

SECTION 10.10.  Survival. The obligations of the Borrower under Sections 3.05, 3.08, 3.09, 3.10, 3.11, 10.04 and 10.05, and the obligations of the Lenders under Sections 3.05(h) and 9.07, shall in each case survive repayment or purchase of the Loans or any termination of this Agreement and the Commitments. The representations and warranties made by the Borrower in this Agreement and in each other Loan Document shall survive the execution and delivery of this Agreement and each other Loan Document.

SECTION 10.11.  Headings. The various headings of this Agreement are inserted for convenience only and shall not affect the meaning or interpretation of this Agreement or any provisions hereof or thereof.

SECTION 10.12.  Governing Law and Jurisdiction.

(a)  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK; and

      (b)  ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, THE BORROWER HEREBY CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS. THE BORROWER HEREBY IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS AGREEMENT OR ANY DOCUMENT RELATED HERETO.

SECTION 10.13.  Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

SECTION 10.14  Entire Agreement. THIS AGREEMENT EMBODIES THE ENTIRE AGREEMENT AND UNDERSTANDING AMONG THE BORROWER, THE LENDERS AND THE ADMINISTRATIVE AGENT, AND SUPERSEDES ALL PRIOR AGREEMENTS AND UNDERSTANDINGS OF SUCH PERSONS RELATING TO THE SUBJECT MATTER HEREOF EXCEPT FOR THE FEE LETTER AND ANY PRIOR ARRANGEMENTS MADE WITH RESPECT TO THE PAYMENT BY THE BORROWER OF (OR ANY INDEMNIFICATION FOR) ANY FEES, COSTS OR EXPENSES PAYABLE TO OR INCURRED (OR TO BE INCURRED) BY OR ON BEHALF OF THE ADMINISTRATIVE AGENT OR THE LENDERS.

SECTION 10.15.  Waiver of Jury Trial. THE ADMINISTRATIVE AGENT, THE LENDERS AND THE BORROWER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF THE

 ADMINISTRATIVE AGENT, THE LENDERS OR THE BORROWER. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE ADMINISTRATIVE AGENT AND THE LENDERS TO ENTER INTO THIS AGREEMENT.

SECTION 10.16.  Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

TYSON FOODS, INC.,
by
/s/ Dennis Leatherby
Name: Dennis Leatherby
Title: Senior Vice President, Finance and
Treasurer

Address for notices:
2210 West Oaklawn Drive
Springdale, Arkansas 72762
Attention: Les R. Baledge
Facsimile No.: (501) 290-6776

THE CHASE MANHATTAN BANK, individually and as Administrative Agent,

by
/s/ Gary L. Spevack
Name: Gary L. Spevack
Title: Vice President

Address for notices:
Loan and Agency Services Group
One Chase Manhattan Plaza
8th Floor
New York NY 10081
Attention: Eleanor Fiore
Facsimile No.: (212) 552-7490

Address for payments:
ABA # 021000021
Attention: Eleanor Fiore
Chase Plaza, 8th Floor
New York, NY 10081
Credit to Account number: 323219551
Reference: Tyson Foods, Inc.

With a copy to:
The Chase Manhattan Bank
270 Park Avenue
New York NY 10017
Attention of.: Marian Schulman
Facsimile No.: 212-270-1063

MERRILL LYNCH CAPITAL CORPORATION,
individually and as Syndication Agent,

by
/s/ D. Kevin Imlay
Name: D. Kevin Imlay
Title: Senior Lending Officer

SUNTRUST BANK, individually and as Documentation Agent,

by
/s/ Gregory L. Cannon
Name: Gregory L. Cannon
Title: Director

SIGNATURE PAGE to the 364-DAY CREDIT AGREEMENT among TYSON FOODS, INC., the banks parties hereto, THE CHASE MANHATTAN BANK, as Administrative Agent, MERRILL LYNCH CAPITAL CORPORATION, as Syndication Agent, and SUNTRUST BANK, as Documentation Agent, and MIZUHO FINANCIAL GROUP and RABOBANK INTERNATIONAL, as Co-Documentation Agents.

Name of Institution: Merrill Lynch Bank USA By: /s/ D. Kevin Imlay Name: D. Kevin Imlay Title: Senior Lending Officer

Name of Institution: The Dai-Ichi Kangyo Bank, Ltd., Mieuho Financial Group By: /s/ Bertram H. Tang Name: Bertram H. Tang Title: Vice President & GP Leader

Name of Institution: The Fuji Bank, Limited By: /s/ Jacques Azagury Name: Jacques Azagury Title: Senior Vice President & Manager

Name of Institution: Cooperateive Centrale Raiffeisen-Boerenleenbank B.A. "Rabobank International" New York Branch By: /s/ Richard J. Beard Name: Richard J. Beard Title: Vice President

Name of Institution: Scotiabanc Inc. By: /s/ William E. Zarrett Name: William E. Zarrett Title: Managing Director

Name of Institution: Farm Credit Bank of Wichita By: /s/ Patrick Zeka Name: Patrick Zeka Title: A.V.P.

Name of Institution: Sumitomo Mitsui Banking Corp. By: /s/ Eric Seeley Name: Eric Seeley Title: Vice President

Name of Institution: Wachovia Bank, N.A. By: /s/ Karin E. Reel Name: Karin E. Reel Title: Vice President

Name of Institution:
Banca Nazionale Del Lavoro S.P.A.
New York Branch
By: /s/ Frederic W. Hall
Name: Frederic W. Hall
Title: Vice President
By: /s/ Leonardo Valentini
Name: Leonardo Valentini
Title: First Vice President

Name of Institution: Bank of Communications, New York Branch By: /s/ De Cai Li Name: De Cai Li Title: General Manager

Name of Institution: The Bank of Tokyo-Mitsubishi, Ltd. By: /s/ John M. Mearns Name: John M. Mearns Title: VP & Manager

Name of Institution: ING (U.S.) Capital LLC By: /s/ Bill Redmond Name: William B. Redmond Title: Vice President

Name of Institution: Bank Hapoalim, BM By: /s/ James P. Surless Name: James P. Surless Title: Vice President

Name of Institution: Commercebank, N.A. By: /s/ Teresa Tundidor-Gonzalez Name: Teresa Tundidor-Gonzalez Title: Vice President

Name of Institution: Hua Nan Commercial Bank, Ltd. New York Agency By: /s/ Chang, Yun-Peng Name: Chang, Yun-Peng Title: S.V.P. & General Manager

Name of Institution: E.Sun Commercial Bank, Ltd., Los Angeles Branch By: /s/ Benjamin Lin Name: Benjamin Lin Title: SVP & General Manager